Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Fuel Systems Solutions, Inc.
Santa Ana, CA
We have audited the accompanying consolidated balance sheets of Fuel Systems Solutions, Inc. (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fuel Systems Solutions, Inc. at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 21 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements, on January 1, 2009 and the accompanying consolidated financial statements have been retrospectively adjusted to reflect the presentation and disclosure requirements of this new accounting standard.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Fuel Systems Solutions, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 6, 2009 (not presented herein) expressed an unqualified opinion thereon.
/s/ BDO SEIDMAN, LLP

Costa Mesa, CA
March 6, 2009, except as to Note 21, which is as of May 29, 2009

FUEL SYSTEMS SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Data)

	December 31,	December 31,
	2008	2007
	As Adjusted	As Adjusted
	(Note 21)	(Note 21)
ASSETS
Current assets:
Cash and cash equivalents	$26,477	$26,797
Accounts receivable less allowance for doubtful accounts of $3,293 and $2,399, respectively	70,009	51,876
Inventories:
Raw materials and parts	38,925	33,890
Work-in-process	1,700	2,247
Finished goods	50,253	31,197
Inventory on consignment with unconsolidated affiliates	1,732	2,991

Total inventories	92,610	70,325
Deferred tax assets	5,734	2,248
Other current assets	5,749	3,820
Related party receivables	69	44

Total current assets	200,648	155,110

Equipment and leasehold improvements:
Dies, molds and patterns	3,889	5,725
Machinery and equipment	25,996	25,049
Office furnishings and equipment	11,198	8,601
Automobiles and trucks	2,235	2,047
Leasehold improvements	8,098	4,769

	51,416	46,191
Less accumulated depreciation and amortization	23,744	21,151

Net equipment and leasehold improvements	27,672	25,040

Goodwill	41,295	46,486
Deferred tax assets, net	174	184
Intangible assets, net	10,021	13,059
Investment in unconsolidated affiliates	3,334	2,310
Non-current related party receivable	—	3,450
Other assets	4,183	1,731

Total Assets	$287,327	$247,370

See accompanying notes to consolidated financial statements.

FUEL SYSTEMS SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(Continued)
(In Thousands, Except Share and Per Share Data)

	December 31,	December 31,
	2008	2007
	As Adjusted	As Adjusted
	(Note 21)	(Note 21)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$65,224	$49,402
Accrued expenses	34,212	19,666
Current revolving lines of credit	2,413	3,307
Current portion of term and other loans	4,470	4,791
Current portion of capital leases	192	428
Deferred tax liabilities	112	117
Related party payables	11,263	6,833

Total current liabilities	117,886	84,544
Term and other loans	4,689	9,449
Capital leases	238	431
Other liabilities	6,256	5,860
Deferred tax liabilities	4,301	5,432

Total liabilities	133,370	105,716

Commitments and contingencies (Note 5)

Stockholders’ equity:
Fuel Systems stockholders’ equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding at December 31, 2008 and 2007	—	—
Common stock, $0.001 par value, authorized 200,000,000 shares; 15,801,745 issued and 15,749,783 outstanding at December 31, 2008; and 15,512,798 issued and 15,499,115 outstanding at December 31, 2007	16	15
Additional paid-in capital	220,270	216,483
Shares held in treasury, 51,962 and 13,683 shares at December 31, 2008 and 2007, respectively	(1,399)	(432)
Accumulated deficit	(79,354)	(102,696)
Accumulated other comprehensive income	14,422	21,683

Total Fuel Systems stockholders’ equity	153,955	135,053
Noncontrolling interests	2	6,601

Total equity	153,957	141,654

Total Liabilities and Equity	$287,327	$247,370

See accompanying notes to consolidated financial statements.

FUEL SYSTEMS SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Data)

	Years Ended December 31,
	2008	2007	2006
	As Adjusted	As Adjusted	As Adjusted
	(Note 21)	(Note 21)	(Note 21)
Revenue	$382,697	$265,331	$220,816
Cost of revenue	274,060	201,200	166,663

Gross profit	108,637	64,131	54,153

Operating Expenses:
Research and development expense	11,069	7,946	8,056
Selling, general and administrative expense	47,198	36,657	25,920
Amortization of intangibles acquired	364	249	142
Goodwill impairment loss	3,907	—	—

Total operating expenses	62,538	44,852	34,118

Operating income	46,099	19,279	20,035
Other expense, net	(1,865)	(1,848)	(1,871)
Interest income	845	471	543
Interest expense	(1,359)	(1,434)	(1,248)

Income from operations before income taxes, equity share in income of unconsolidated affiliates and extraordinary gain	43,720	16,468	17,459
Equity share in income of unconsolidated affiliates	454	416	685
Write-off of investment in unconsolidated affiliates	—	—	(271)
Income tax expense	(20,161)	(9,159)	(9,293)

Income before extraordinary gain	24,013	7,725	8,580
Extraordinary gain	243	—	—

Net income	24,256	7,725	8,580
Less: Net income attributable to noncontrolling interests	(914)	(1,842)	(1,668)

Net income attributable to Fuel Systems	$23,342	$5,883	$6,912

Basic earnings per share:
Income before extraordinary gain attributable to Fuel Systems	$1.47	$0.38	$0.46

Extraordinary gain	$0.02	$—	$—

Net income attributable to Fuel Systems	$1.49	$0.38	$0.46

Diluted earnings per share:
Income before extraordinary gain attributable to Fuel Systems	$1.46	$0.38	$0.46

Extraordinary gain	$0.02	$—	$—

Net income attributable to Fuel Systems	$1.48	$0.38	$0.46

Number of shares used in per share calculation
Basic	15,649,216	15,410,287	14,881,387

Diluted	15,788,750	15,614,014	15,172,269

See accompanying notes to consolidated financial statements.

FUEL SYSTEMS SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In Thousands, Except Share Data)

	Fuel Systems Stockholders’ Equity
						Accumulated			Fuel Systems
			Additional			Other			Comprehensive	Total
	Common Stock		Paid-In	Shares Held	Accumulated	Comprehensive	Noncontrolling	Total	Income	Comprehensive
	Shares	Amount	Capital	in Treasury	Deficit	Income (Loss)	Interest	Equity	(Loss)	Income (Loss)
							As Adjusted	As Adjusted	As Adjusted	As Adjusted
							(Note 21)	(Note 21)	(Note 21)	(Note 21)
Balance, December 31, 2005	14,451,396	$14	$204,607	$(616)	$(115,284)	$(1,670)	$3,268	$90,319
Net income	—	—	—	—	6,912	—	1,668	8,580	$6,912	$8,580
Foreign currency translation adjustment	—	—	—	—	—	9,715	10	9,725	9,715	9,725
Issuance of common stock upon exercise of stock options	721,645	1	6,009	—	—	—	—	6,010	—	—
Issuance of restricted common stock	7,440	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	1,659	—	—	—	—	1,659	—	—
Shares held in trust for deferred compensation plan, at cost	—	—	—	156	—	—	—	156	—	—

Balance, December 31, 2006	15,180,481	15	212,275	(460)	(108,372)	8,045	4,946	116,449	$16,627	$18,305

Net income	—	—	—	—	5,883	—	1,842	7,725	$5,883	$7,725
Cumulative adjustment for FIN 48 adoption	—	—	—	—	(207)	—	—	(207)	—	—
Foreign currency translation adjustment	—	—	—	—	—	13,638	(187)	13,451	13,638	13,451
Issuance of common stock upon exercise of stock options and warrants	306,209	—	3,683	—	—	—	—	3,683	—	—
Issuance and vesting of restricted common stock, net of shares withheld for employee taxes	12,508	—	273	(29)	—	—	—	244	—	—
Stock-based compensation	—	—	252	—	—	—	—	252	—	—
Purchase of treasury shares	(83)	—	—	(1)	—	—	—	(1)	—	—
Shares held in trust for deferred compensation plan, at cost	—	—	—	58	—	—	—	58	—	—

Balance, December 31, 2007	15,499,115	15	216,483	(432)	(102,696)	21,683	6,601	141,654	$19,521	$21,176

Net income	—	—	—	—	23,342	—	914	24,256	$23,342	$24,256
Purchase of subsidiary shares from noncontrolling interests	—	—	—	—	—	—	(6,442)	(6,442)	—	—
Foreign currency translation adjustment	—	—	—	—	—	(7,261)	(1,071)	(8,332)	(7,261)	(8,332)
Issuance of common stock upon exercise of stock options and warrants	239,235	1	3,269	(867)	—	—	—	2,403	—	—
Issuance and vesting of restricted common stock, net of shares withheld for employee taxes	11,516	—	384	(54)	—	—	—	330	—	—
Stock-based compensation	—	—	134	—	—	—	—	134	—	—
Purchase of treasury shares	(83)	—	—	(1)	—	—	—	(1)	—	—
Shares held in trust for deferred compensation plan, at cost	—	—	—	(45)	—	—	—	(45)	—	—

Balance, December 31, 2008	15,749,783	$16	$220,270	$(1,399)	$(79,354)	$14,422	$2	$153,957	$16,081	$15,924

See accompanying notes to consolidated financial statements.

FUEL SYSTEMS SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands, except Share and Per Share Data)

	Years Ended December 31,
	2008	2007	2006
	As Adjusted	As Adjusted	As Adjusted
	(Note 21)	(Note 21)	(Note 21)
Cash flows from operating activities:

Net income	$24,256	$7,725	$8,580
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of intangibles arising from acquisitions	2,784	2,259	1,822
Depreciation and other amortization	6,502	4,961	4,016
Provision for doubtful accounts	1,268	(124)	410
Provision for inventory reserve	5,366	625	2,355
Goodwill impairment loss	3,907	—	—
Extraordinary gain	(243)	—	—
Provision for loan to unconsolidated affiliate	1,650	583	—
Equity share in income of unconsolidated affiliates	(454)	(416)	(685)
Write-off of investment in unconsolidated affiliates	—	—	271
Compensation expense related to stock option and restricted stock grants	419	436	1,659
Unrealized loss on foreign exchange transactions	396	1,923	2,127
Loss on disposal of assets	341	29	86
Dividends from unconsolidated affiliates	228	—	753
Changes in assets and liabilities
Increase in deferred income taxes	(4,475)	(2,219)	(2,122)
Increase in accounts receivable	(21,906)	(2,906)	(3,341)
Increase in inventories	(29,841)	(3,747)	(22,851)
(Increase) decrease in other current assets	(2,290)	170	1,091
(Increase) decrease in other assets	(441)	439	1,444
(Decrease) increase in accounts payable	17,371	16,047	(8,316)
(Decrease) increase in accrued expenses	16,300	(2,431)	1,366
(Decrease) increase in long-term liabilities	618	(1,166)	509
(Receivables from)/payables to related party — net	4,625	4,380	(941)

Net cash provided by (used in) operating activities	26,381	26,568	(11,767)

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(10,675)	(5,974)	(9,752)
Payments for purchase of Zavoli, net of cash acquired of $399	—	(8,136)	—
Down payment for purchase of Distribuidora Shopping and Tomasetto Achille	(2,000)	—	—
Purchases of noncontrolling interests in consolidated subsidiaries	(6,311)	—	—
Purchase of intangible assets	(193)	—	—
Proceeds from sale of assets	129	16	—

Net cash used in investing activities	(19,050)	(14,094)	(9,752)

Cash flows from financing activities:
Increase (decrease) in revolving lines of credit, net	(847)	(5,944)	2,667
Payments on term and other loans	(4,567)	(2,815)	(2,565)
Proceeds from term loans	—	6,738	—
Payments of capital lease obligations	(505)	(415)	(354)
(Purchase of) proceeds from the sale of common shares held in trust, net	(100)	91	132
Dividends paid to noncontrolling interest in consolidated subsidiaries	(900)	(822)	(743)
Proceeds from exercise of stock options and warrants	2,403	3,683	6,010

Net cash (used in) provided by financing activities	(4,516)	516	5,147

Effect on cash of changes in exchange rates	(3,135)	2,261	808
Net increase (decrease) in cash and cash equivalents	(320)	15,251	(15,564)
Cash and cash equivalents at beginning of period	26,797	11,546	27,110

Cash and cash equivalents at end of period	$26,477	$26,797	$11,546

Supplemental disclosures of cash flow information:
Non-cash investing and financing activities:
Acquisition of equipment under capital lease	$80	$216	$323
Issuance of 5,321 shares and 4,980 shares of restricted stock in 2008 and 2007, respectively	$99	$89	$—
See accompanying notes to consolidated financial statements.

FUEL SYSTEMS SOLUTIONS, INC.
Notes to Consolidated Financial Statements
1. Summary of Significant Accounting Policies
          (a) Description of the business—Fuel Systems Solutions, Inc. (“Fuel Systems” and the “Company”) designs, manufactures and supplies alternative fuel components and systems for use in the transportation, industrial and power generation industries on a global basis. The Company’s components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas used in internal combustion engines.
          (b) Principles of consolidation—The consolidated financial statements of Fuel Systems include the accounts of the Company and its wholly owned subsidiaries IMPCO Technologies, Inc. (“IMPCO”) and BRC S.r.L. (“BRC”), as well as IMPCO’s wholly owned subsidiaries, IMPCO Tech Japan K.K., which is referred to as IMPCO Japan, Grupo I.M.P.C.O. Mexicano, S. de R.L. de C.V., which is referred to as IMPCO Mexicano, and IMPCO Technologies B.V., which is referred to as IMPCO BV, as well as BRC’s substantially wholly owned subsidiaries, IMPCO Technologies Pty. Limited, which is referred to as IMPCO Australia, MTM S.r.L. (“MTM”), BRC Argentina S.A., Zavoli S.r.L., BRC Brasil S.A., NG LOG Armazen Gerais Ltda. and BRC Pakistan S.A.
          Investments in unconsolidated joint ventures or affiliates (“joint ventures”) over which the Company has significant influence are accounted for under the equity method of accounting, whereby the investment is initially recorded at the cost of acquisition and adjusted to recognize the Company’s share in undistributed earnings or losses since acquisition. The Company’s share in the earnings or losses for its joint ventures is reflected in equity share in income of unconsolidated affiliates. If the investment in an unconsolidated joint venture is reduced to a zero balance due to prior losses, the Company recognizes any further losses related to its share to the extent that there are any receivables, loans or advances to the joint venture.
          The Company closed the operations of its fully consolidated subsidiary, IMPCO Mexicano, in December 2004. In addition, the Company had a 50% share in IMPCO-BRC Mexicano, which is referred to as IBMexicano, accounted for on the equity method. In March 2006, the Company and its 50% joint venture partner agreed to dissolve and liquidate IBMexicano. IBMexicano closed its facility on June 8, 2006 and is in the process of liquidating its assets.
          In an effort to more appropriately align the structure and business activities within Fuel Systems into two operating segments, on July 17, 2008, IMPCO sold its subsidiary, IMPCO Australia, to BRC. Consolidated results for the Company were not impacted, but the Company began reporting IMPCO Australia with its BRC operations segment in the third quarter of 2008.
          On August 1, 2008, IMPCO BV completed a purchase of the 49% noncontrolling interest of IMPCO BV from Beru AG for approximately $6.1 million, based on the exchange rate of the euro to the U.S. dollar on August 1, 2008. The purchase price was allocated to the related noncontrolling interest balance included in stockholders’ equity. Prior to the purchase of the noncontrolling interest, IMPCO held the 51% controlling interest in IMPCO BV; therefore, the assets and liabilities of IMPCO BV were previously included in the prior period consolidated balance sheet.
          The Company created a subsidiary in Pakistan, BRC Pakistan, S.A., and in October 2008 began preliminary operations to prepare for full-scale operations that are expected to commence during the first half of 2009. No significant operations or revenue have been incurred by BRC Pakistan as of or during the year ended December 31, 2008.
          All intercompany transactions, including intercompany profits and losses, and intercompany balances have been eliminated in consolidation.
          The following table details the Company’s ownership interests and methods of accounting for its various international affiliates:

Entity	Location	Ownership Interest	Method of Accounting
IMPCO	United States	100%	Fully Consolidated
BRC*	Italy	100%	Fully Consolidated
IMPCO Japan	Japan	100%	Fully Consolidated
IMPCO Mexicano (operations closed in December 2004)	Mexico	100%	Fully Consolidated
IMPCO BV	Netherlands	100%	Fully Consolidated
IBMexicano (operations closed in June 2006)	Mexico	50%	Equity Method

*	The following table details the entities that are either consolidated or accounted for by the equity method within BRC:

Entity (1)	Location	Ownership Interest	Method of Accounting
MTM S.r.L.	Italy	100.00%	Fully Consolidated
Zavoli S.r.L.	Italy	100.00%	Fully Consolidated
IMPCO Australia	Australia	100.00%	Fully Consolidated
BRC Brasil S.A.	Brazil	99.99%	Fully Consolidated
NG LOG Armazen Gerais Ltda.	Brazil	99.99%	Fully Consolidated
BRC Pakistan, S.A.	Pakistan	99.70%	Fully Consolidated
BRC Argentina S.A.	Argentina	98.40%	Fully Consolidated
MTE S.r.L.	Italy	50.00%	Equity Method
WMTM Equipamento de Gases Ltda.	Brazil	50.00%	Equity Method
Jehin Engineering Company, Ltd.	S. Korea	13.59%	Equity Method

(1)	Table excludes the 50% interest in the Company’s Indian joint venture, Rohan BRC, which was formed December 11, 2008 but not incorporated until January 15, 2009.
          (c) Basis of presentation—On August 23, 2006, the stockholders of IMPCO adopted the Agreement and Plan of Reorganization (the “Agreement”), dated June 27, 2006, by and among IMPCO, Fuel Systems and IMPCO Merger Sub, Inc. The reorganization was consummated on the adoption date. In accordance with the Agreement, as described in previous reports, IMPCO became a wholly-owned subsidiary of Fuel Systems and (i) every two shares of common stock of IMPCO were exchanged for one whole share of common stock of Fuel Systems, (ii) in lieu of issuing any fractional shares of Fuel Systems’ common stock to which any stockholder might otherwise be entitled, such stockholder was granted the right to receive cash (without interest), (iii) all outstanding warrants to purchase IMPCO common stock became warrants to purchase one whole share of Fuel Systems’ common stock for every two shares of IMPCO common stock subject to such warrant, with any resultant fractional shares adjusted pursuant to the terms of the applicable warrant, at an exercise price equal to two times the exercise price of such warrant immediately prior to the reorganization and (iv) all outstanding options to purchase IMPCO common stock became options to purchase one whole share of Fuel Systems’ common stock for every two shares of IMPCO common stock subject to such option, with any resultant fractional shares rounded-up to the nearest whole number, at an exercise price equal to two times the exercise price of such option immediately prior to the reorganization. This transaction was treated as a recapitalization for accounting purposes.
          (d) Use of estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ from those estimates.
          (e) Cash and cash equivalents—The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.
          (f) Restricted cash—The Company classifies cash and cash equivalents that are restricted from operating use for the next twelve months as restricted cash. Amounts restricted for longer than twelve months are classified as other assets. When the restrictions are no longer in place, the amounts are reclassified to cash and cash equivalents. There were no restricted cash balances at December 31, 2008 and 2007.
          (g) Inventories—The Company values its inventories at the lower of cost or market value. Cost is determined by the first-in, first-out, or the FIFO method, while market value is determined by replacement cost for raw materials and parts and net realizable value for work-in-process and finished goods.
          (h) Equipment and leasehold improvements—Equipment and leasehold improvements are stated on the basis of historical cost. Depreciation of equipment is provided using the straight-line method over the assets’ estimated useful lives, ranging from three to seven years. Amortization of leasehold improvements is provided using the straight-line method over the shorter of the assets’ estimated useful lives or the lease terms. Design and development costs incurred in conjunction with the procurement of dies, molds, and patterns are immaterial. Depreciation of equipment acquired under a capital lease is provided using the straight line method over the shorter of the useful life of the equipment or the duration of the lease. Depreciation expense, including amounts related to machinery and equipment under capital leases, in 2008, 2007 and 2006 was $6.5 million, $5.0 million and $4.0 million, respectively.

          Machinery and equipment includes property under capital leases of approximately $1.4 million at both December 31, 2008 and 2007, with related accumulated depreciation of $0.9 million and $0.6 million at December 31, 2008 and 2007, respectively.
          (i) Intangibles—Intangibles, primarily goodwill, are recorded based on the excess of the acquisition cost over the fair value of amounts assigned to tangible assets and liabilities.
          In June 2001, the Financial Accounting Standard Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”), and SFAS No. 142, Goodwill and Other Intangible Assets, (“SFAS 142”) effective for fiscal years beginning after December 15, 2001. Under these rules, goodwill is no longer amortized but is subject to annual impairment tests in accordance with SFAS 142. Other identifiable intangible assets continue to be amortized over their useful lives. The Company regularly reviews business conditions and other relevant factors to determine whether impairment conditions exist and performs its annual impairment test at year end each year. The Company utilizes the discounted cash flow method to determine the fair value of each of its reporting units. If the carrying amount of a reporting unit exceeds its fair value, the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of goodwill to its carrying amount. In calculating the implied fair value of the reporting unit goodwill, the present value of the reporting unit’s expected future cash flows is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the present value of the reporting unit’s expected future cash flows over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.
          During the second quarter of 2008, changes in the Australian business climate indicated that the goodwill for IMPCO Australia might be impaired. As a result, in accordance with the provisions of SFAS 142, the Company performed an analysis and recorded an impairment charge of $3.9 million to fully impair IMPCO Australia’s goodwill balance, which was included as a separate component of operating income in the year ended December 31, 2008. The fair value measurement/analysis for the impairment charge was prepared by management that relied in part on a third party fair market valuation for IMPCO Australia. At December 31, 2008, the Company performed an annual impairment test of goodwill and concluded that the remaining goodwill for other reporting units was not impaired.
          The Company assigns fair values to the intangible assets by applying valuation models that assign future after-tax cash flows to existing technology, trade name, non-compete agreements and customer relationships. Among the intangible assets acquired, existing technology and trade name are amortized using the straight line method, the best estimate of the pattern of the economic benefits, and customer relationships are amortized using the accelerated sum-of-the-years digit method. The sum-of-the-years digit method of amortization reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up.
          (j) Warranty costs—Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized. Estimates are based, in part, on historical experience.
          (k) Research and development costs—Research and development costs are charged to expense as incurred. Equipment used in research and development with alternative future uses is capitalized and amortized over the expected useful life of the equipment.
          (l) Revenue recognition—The Company recognizes revenue upon transfer of title and risk of loss, generally when products are shipped provided there is (1) persuasive evidence of an arrangement, (2) there are no uncertainties regarding customer acceptance, (3) the sales price is fixed or determinable and (4) management believes collectability is reasonably assured. The Company considers arrangements with extended payment terms not to be fixed or determinable unless they are secured under an irrevocable letter of credit arrangement guaranteed by a reputable financial institution, and accordingly, the Company defers such revenue until payment is received.
          The Company defers a pro rata portion of the gross profit on sales for the inventory of the unconsolidated subsidiaries until the inventory is sold to a third party customer.
          The Company accounts for taxes collected from customers and remitted to governmental authorities in accordance with Emerging Issues Task Force (“EITF”) No. 06-3, How Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation). The Company presents taxes on a net basis in its consolidated statement of operations. Also, in accordance with EITF 00-10, Accounting For Shipping and Handling Fees and Costs, the Company includes the costs of shipping and handling, when incurred, in cost of goods sold.

          (m) Allowance for doubtful accounts—The Company maintains provisions for uncollectible accounts for estimated losses resulting from the inability of its customers to remit payments. The Company continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon its historical experience and any specific customer collection issues that have been identified. Account balances are charged off against the allowance when the Company determines it is probable the receivable will not be recovered.
          (n) Lease commitments—The Company recognizes the lease payments of an operating lease pursuant to SFAS 13, Accounting for Leases (“SFAS 13”). When the lease agreement includes rent abatements and escalation in lease payments, the Company recognizes the total cost of the lease on a straight line basis over the entire term of the lease.
          (o) Net income per share—Basic income per share is computed by dividing net income applicable to common stock by the weighted average shares of common stock outstanding during the period. Diluted income per share is computed based on the weighted average number of shares of common stock outstanding, and if dilutive, all common stock equivalents.
          (p) Income taxes—The Company uses the asset and liability method to account for income taxes. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. In the preparation of its consolidated financial statements, the Company is required to estimate income taxes in each of the jurisdictions in which it operates. This process involves estimating the actual current tax liability together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, property, plant and equipment and losses for tax and accounting purposes. These differences result in deferred tax assets, which include tax loss carry-forwards and liabilities, and are included within the consolidated balance sheet. The Company then assesses the likelihood of recovery of the deferred tax assets from future taxable income, and to the extent that recovery is not likely or there is insufficient operating history, a valuation allowance is established. To the extent a valuation allowance is established or increased in a period, the Company includes an expense within the tax provision of the consolidated statement of operations.
          (q) Stock based compensation— The Company has eight stock option plans that provide for the issuance of options to key employees and directors of the Company at the fair market value at the time of grant. Options previously granted under these plans generally vest in four or five years and are generally exercisable while the individual is an employee or a director, or ordinarily within one month following termination of employment. In no event may options be exercised more than ten years after date of grant. The Company does not intend to grant any additional options available for future grant under any stock option plans. Under the Company’s 2006 Incentive Bonus Plan, the Company is authorized to issue a total of up to 400,000 shares in restricted stock awards to employees and directors in addition to cash awards.
          In December 2004, the FASB issued SFAS No. 123R, (revised December 2004), Share-Based Payment (“SFAS 123R”), which replaces SFAS 123 and supersedes Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees (“APB 25”). SFAS 123R establishes fair value based accounting requirements for “share-based” compensation to employees, including employee-stock-purchase-plans and provides guidance on accounting for awards to non-employees. SFAS 123R requires the Company to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees as expense in the Company’s consolidated financial statements. The statement eliminates the ability to account for share-based compensation transactions, as the Company formerly did, using the intrinsic value method as prescribed by APB 25. As permitted by the Securities and Exchange Commission (“SEC”), this statement is effective for the first fiscal year beginning after June 15, 2005. The Company adopted this statement on January 1, 2006 using the modified prospective transition method.
          (r) Impairment of long-lived assets and long-lived assets to be disposed of—Impairment losses are recorded on long-lived assets used in operations when an indicator of impairment (significant decrease in market value of an asset, significant change in extent or manner in which the asset is used or significant physical change to the asset) is present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. The Company has not experienced any significant changes in the business climate or in the use of assets that would require the Company to write down the value of the assets recorded in the consolidated balance sheet.
          (s) Foreign currency translation—Assets and liabilities of the Company’s consolidated foreign subsidiaries are generally translated at period-end exchange rates, and related revenue and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as foreign currency components of other comprehensive income in stockholders’ equity. The results and financial condition of the Company’s international operations are affected by changes in exchange rates between certain foreign currencies and the U.S. dollar. The functional currency for each of the Company’s international subsidiaries is the local currency of the subsidiary. An increase in the value of the U.S. dollar increases the costs incurred by the subsidiaries because a significant portion of the Company’s international subsidiaries’ inventory purchases are U.S. dollar denominated. The Company seeks to manage its foreign currency economic risk by minimizing its U.S. dollar investment in foreign operations using foreign currency term loans and lines of credit to finance the operations of its foreign subsidiaries. The Company generally recognizes foreign exchange gains and losses on the consolidated statement of operations for intercompany balances that are denominated in currencies other than the reporting currency. In the event that the Company determines that intercompany balances between the Company and its subsidiary will not be settled in the foreseeable future, the foreign exchange gains and losses are deferred as part of the cumulative translation adjustment on the consolidated balance sheet.
          Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, with the exception of those transactions that operate as effective hedges of identifiable foreign currency commitments under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”), are included in the results of operations as incurred. The Company did not have any hedges that qualify for hedge accounting under SFAS 133 as of December 31, 2008, 2007 and 2006.
          (t) Financial instruments—At December 31, 2008 and 2007, the fair value of the Company’s term loans and related party receivables approximated carrying value. The estimated fair values of the Company’s financial instruments have been determined using available market information. The estimates are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have an effect on the estimated fair value amounts. The fair value of current financial assets, current liabilities, and other assets are estimated to be equal to their carrying amounts.
          (u) Derivative financial instruments—The Company uses derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in foreign exchange rates. While these hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by the value of the underlying exposures being hedged. The Company is not a party to leveraged derivatives and does not hold or issue financial instruments for speculative purposes. On January 5, 2005, the Company’s then 50% owned affiliate, BRC initiated a foreign exchange forward contract for the purpose of hedging against foreign currency devaluations that might occur in the future between the euro and the U.S. dollar in connection with the December 22, 2004 $22.0 million loan made between IMPCO and MTM, a subsidiary of BRC. This hedging agreement was not designed to hedge the unrealized foreign exchange gains and losses due to foreign currency movements that occur from time to time that could impact the consolidated financial results either favorably or unfavorably. The Company concluded that this agreement did not meet the requirements for hedge accounting in accordance with SFAS 133. Derivatives that are not designated as hedges must be adjusted to fair value through income. Accordingly, the Company recognized gains of $0.1 million, $0.1 million and $0.6 million for 2008, 2007 and 2006, respectively, which are classified on the consolidated statements of operations as part of other expense. In addition, SFAS 133, as amended, also requires the Company to recognize all derivatives on the consolidated balance sheet at fair market value. The Company did not have such an asset as of December 31, 2008 and recorded the fair value of this derivative as an asset of $0.1 million at December 31, 2007.
          (v) Comprehensive income—The Company presents comprehensive income in the consolidated statements of stockholders’ equity in accordance with SFAS No. 130, Reporting Comprehensive Income. Comprehensive income includes, in addition to net income, changes in equity that are excluded from the consolidated statements of operations and are recorded directly into a separate section of stockholders’ equity on the consolidated balance sheet. Comprehensive income reported consists solely of foreign currency translation adjustments.
          (w) Treasury stock—Treasury shares are accounted for as a deduction of equity. No gain or loss is recognized on the purchase, sale, issue or cancellation of the treasury shares. Any consideration paid or received is recognized directly in equity so that treasury stock is accounted for using the cost method and reported as shares held in treasury on the Company’s consolidated balance sheet. When treasury stock is reissued, the value is computed and recorded using a first-in-first- out basis.
          (x) Reclassifications—Certain prior year amounts have been reclassified to conform to the current year presentation.
Recent Accounting Pronouncements
          In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The FASB has since issued FASB Staff Positions (“FSP”) Nos. 157-1 and 157-2, and proposed FSP 157-c to amend SFAS 157. FSP 157-1 clarifies the exclusion of SFAS 13, and its related interpretive accounting pronouncements that address leasing transactions from the scope of SFAS 157, while FSP 157-2 delays for one year the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. FSP 157-c clarifies the principles in SFAS 157 on the fair value measurement of liabilities. Effective January 1, 2008, the Company adopted SFAS 157, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. SFAS 157 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:
          Level 1 — Quoted prices in active markets for identical assets or liabilities.
          Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
          Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.
          In October 2008, the FASB issued FSP 157-3 to further amend SFAS 157. This staff position addresses the issue of determining fair value when the market for that asset is not active and modified the example related to Level 3 inputs. The Company’s adoption of SFAS 157 did not have an impact on the Company’s consolidated financial position or results of operations.
          In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). This statement provides an option under which a company may irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. This fair value option will be available on a contract-by-contract basis with changes in fair value recognized in earnings as those changes occur. SFAS 159 is effective at the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company adopted the provisions of SFAS 159 as of January 1, 2008 and did not elect the fair value option to measure certain financial instruments. However, the Company will continue to evaluate this issue and may change its election in the future for new financial instruments.
          In December 2007, the FASB issued SFAS No. 141R (revised 2007), Business Combinations (“SFAS 141R”). This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. The statement is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and should be applied prospectively for all business combinations entered into after the date of adoption. SFAS 141R will have an impact on the Company’s accounting for business combinations completed on or after January 1, 2009, including the Company’s acquisition of Distribuidora Shopping and Tomasetto Achille as discussed at Note 20.
          In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”), which requires certain disclosures related to derivative instruments. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the requirements of SFAS 161 and the impact, if any, that the adoption of this statement will have on the Company’s consolidated financial position, results of operations and cash flows.
          In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3"). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. FSP 142-3 must be applied prospectively to all intangible assets acquired as of and subsequent to fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact that FSP 142-3 will have on its consolidated financial statements.
          In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with generally accepted accounting principles. The adoption of SFAS 162 is not expected to have a material impact on the Company’s consolidated financial position.

2. Acquisition of Zavoli S.r.L.
          On July 2, 2007, BRC completed the acquisition of Zavoli, S.r.L. (“Zavoli”) for approximately $8.5 million in cash including transaction costs. Zavoli is a privately held manufacturer and distributor of aftermarket conversion kits that enable internal combustion engines to operate on liquefied petroleum gas and compressed natural gas. BRC obtained a $6.7 million loan in June 2007, using the exchange rate of $1.3475 to the euro at June 30, 2007, from Intesa SanPaolo S.p.A. (see Note 3) to fund the acquisition. The Company accounted for this acquisition in accordance with the guidance in SFAS 141. At the acquisition date, the fair value of the identified tangible and intangible assets totaled $10.5 million including cash acquired of $0.4 million, the assumed liabilities amounted to $4.6 million, and the resulting goodwill balance was $2.6 million. Intangible assets arising from the acquisition of Zavoli consist of existing technology, customer relationships, trade name and non-compete agreements (see Note 15).
          For the years ended December 31, 2008 and 2007, the Company recorded amortization expense of approximately $0.6 million and $0.3 million, respectively, related to the intangible assets acquired.
3. Debt
          The Company’s outstanding debt is summarized as follows (in thousands):

	December 31,	December 31,
	2008	2007
(a) Revolving promissory note—LaSalle Business Credit, LLC	$—	$3,307
(b) Revolving lines of credit— various Italian banks	—	—
(c) Revolving lines of credit — Fortis Bank N.V.	1,413	—
(d) Revolving line of credit — Intesa SanPaolo S.p.A.	1,000	—
(e) Term loan—Unicredit Banca Medio Credito S.p.A.	2,819	5,892
(f) Term loan—Intesa SanPaolo S.p.A.	5,767	7,364
(g) Term loan—Italian Ministry of Industry	434	628
(h) Other loans	139	356
(i) Capital leases	430	859

	12,002	18,406
Less: current portion	7,075	8,526

Non-current portion	$4,927	$9,880

          The debt is scheduled to be repaid as follows (in thousands):

5 year debt payout:
December 31, 2009	$7,075
December 31, 2010	1,763
December 31, 2011	1,610
December 31, 2012	1,554
December 31, 2013	—

Total	$12,002

          At December 31, 2008, the Company’s weighted average interest rate on outstanding debt was 3.7%.
     (a) Revolving Promissory Note—LaSalle Business Credit, LLC
          The Company entered into an asset-based credit facility with LaSalle Business Credit, LLC (“LaSalle”) dated July 22, 2003, as amended. The LaSalle senior credit facility matured on June 30, 2008 and was fully repaid prior to that date. This revolving credit facility carried an interest rate per annum equal to prime plus 3.0%, which amounted to 10.25% per annum at December 31, 2007. The Company and LaSalle mutually agreed to not renew the credit facility.
     (b) Revolving Lines of Credit—Various Italian Banks
          MTM Lines of Credit. At December 31, 2008, MTM had unsecured lines of credit amounting to approximately $1.2 million, based on the average interbank currency exchange rate at December 31, 2008, with no outstanding balance at December 31, 2008 and 2007. Additionally, MTM has in aggregate up to $14.2 million in lines of commercial credit secured by customer accounts receivable, based on the average interbank currency exchange rate at December 31, 2008, of which the borrowing capacity was limited to $6.5 million at December 31, 2008. There was no balance outstanding as of December 31, 2008 and 2007. Interest rates at December 31, 2008 for the unsecured lines of credit and the commercial lines of credit were three-month EURIBOR plus 4% and 1%, respectively, which were 6.9% and 3.9%, respectively. These lines of credit are callable on demand.
          Zavoli Lines of Credit. At December 31, 2008, Zavoli had unsecured lines of credit amounting to approximately $0.2 million, based on the average interbank currency exchange rate at December 31, 2008, with no outstanding balance at December 31, 2008 and 2007. Additionally, Zavoli has in aggregate up to $1.6 million in lines of commercial credit secured by customer accounts receivable, based on the average interbank currency exchange rate at December 31, 2008, of which the borrowing capacity was limited to $0.7 million at December 31, 2008. There was no balance outstanding as of December 31, 2008 and 2007. Interest rates at December 31, 2008 for the unsecured lines of credit and the commercial lines of credit were three-month EURIBOR plus 4% and 1%, respectively, which were 6.9% and 3.9%, respectively. These lines of credit are callable on demand.
     (c) Revolving Lines of Credit — Fortis Bank N.V
          The Company’s subsidiary in the Netherlands had a credit facility with Fortis Bank with $3.4 million availability based on the average interbank currency exchange rate of the U.S. dollar to the euro on December 31, 2007. The available borrowings under the credit facility are based on the value of accounts receivable and inventory pledged by the operations in the Netherlands. This credit facility was replaced in October 2008 by another credit facility with Fortis Bank secured by inventory that has $4.2 million of availability based on the average interbank currency exchange rate of the U.S. dollar to the euro on December 31, 2008. The interest rate is based on EURIBOR and varies depending on the term of each loan tranche drawn on the facility (which, at the Company’s option, can be for one, two, three, six or twelve months) plus 1% per annum. At December 31, 2008, the interest rate was 3.6% with the unused balance carrying a facility fee of 0.5% per annum. At December 31, 2008, there was approximately $0.8 million outstanding under this credit facility. As of February 13, 2009, the entire balance was repaid and the credit facility was terminated.
          Additionally, the Company’s subsidiary in the Netherlands also entered into an overdraft facility in October 2008 that has $0.7 million of availability based on the average interbank currency exchange rate of the U.S. dollar to the euro on December 31, 2008. The interest rate is variable based on one-month EURIBOR plus 1.25% per annum, which was 3.9% at December 31, 2008. At December 31, 2008, there was approximately $0.6 million outstanding under this credit facility. As of February 13, 2009, the entire balance was repaid and the overdraft facility was terminated.
     (d) Revolving Line of Credit — Intesa SanPaolo S.p.A.
          The Company and IMPCO entered into an uncommitted line of credit that is callable on demand with Intesa SanPaolo S.p.A. (“Intesa”) dated December 17, 2008 amounting to $13.0 million. Each loan under the credit facility may be made for a length of time up to three months and will bear interest at a floating rate of the bank’s prime rate plus 0.5%. This floating interest rate may change as often as once a day. If any amounts under a loan remain outstanding after the loan’s maturity date, such amounts will bear interest at the bank’s prime rate plus 2.0%. At December 31, 2008, there was $1.0 million outstanding under this credit facility at an interest rate of 3.75%.
     (e) Term loan—Unicredit Banca Medio Credito S.p.A.
          On December 2, 2004, MTM entered into a five-year unsecured term loan agreement with Unicredit Banca Medio Credito S.p.A. of Italy in which MTM received approximately $13.6 million based on the December 31, 2004 exchange rate of $1.36 to the euro. The proceeds for the loan were used for working capital purposes and contributed towards the $22.0 million loaned to IMPCO on December 23, 2004 (see (j) below). The payment terms are such that MTM will pay approximately $0.7 million on a quarterly basis throughout the term of the loan and interest based on three-month EURIBOR rate plus 1% per annum, which was 3.9% and 5.7% at December 31, 2008 and 2007, respectively. At December 31, 2008 and 2007, the amount outstanding was $2.8 million and $5.9 million, respectively. The loan agreement requires that MTM maintain a debt to equity ratio of less than 0.80, and MTM is not allowed to remit dividends based on income for the years 2004 and 2005 during the term of the term loan agreement. In addition, MTM is required to maintain net assets of at least $28.2 million based on the average interbank currency exchange rate on December 31, 2008. At December 31, 2008, MTM was in compliance with these covenants.
     (f) Term Loan — Intesa SanPaolo S.p.A.
          On June 26, 2007, BRC entered into a five and a half year unsecured term loan agreement with Intesa SanPaolo S.p.A. of Italy from which BRC received approximately $6.7 million based on the exchange rate at June 30, 2007. The proceeds for the loan were used to purchase Zavoli, S.r.L. on July 2, 2007 for approximately $8.5 million (see Note 2). The payment terms are such that BRC will pay equal installments on a semi-annual basis throughout the term of the loan and interest based on six-month EURIBOR plus 0.4% per annum, which was 3.4% and 5.1% at December 31, 2008 and 2007, respectively. The loan agreement requires that BRC maintain a ratio of indebtedness to EBITA of less than 1.25 to maintain this rate. In the event the ratio of indebtedness to EBITA exceeds 2.5, the effective rate may adjust upward not to exceed six-month

EURIBOR plus 1.2%, which was 4.2% at December 31, 2008. At December 31, 2008 and 2007, the amount outstanding was $5.8 million and $7.4 million, respectively. At December 31, 2008, BRC was in compliance with these covenants.
     (g) Term Loans—Italian Ministry of Industry
          In 2002, BRC entered into an unsecured term loan agreement with the Italian Ministry of Industry for the purpose of funding the acquisition of property, plant and equipment. The loan is repayable in annual installments through 2011 at a subsidized interest rate of 2.0%. At December 31, 2008 and 2007, approximately $0.4 million and $0.6, respectively, was owed under this agreement.
     (h) Other Loans
          In June 2007 and June 2008, the Company financed, through a third party lender, certain insurance policies for a total of approximately $0.6 million during each period, which are payable within a year from the date of financing. At December 31, 2008 and December 31, 2007, the balance of these outstanding loans totaled approximately $0.1 million and $0.3 million, respectively, bearing interest at annual rates of 4.2% at December 31, 2008 and 6.5% at December 31, 2007.
          In February 2007, the Company financed, through a third party lender, software license and support for a total of approximately $0.2 million, which are payable within two years from the date of financing. At December 31, 2008, the balance had been repaid and there was no balance outstanding on loans related to this financing.
     (i) Capital Leases
          Capital leases consist primarily of equipment leases for IMPCO and IMPCO Australia. The Company added approximately $0.1 million to capital leases in 2008 (see Note 5).
     (j) Term Loan—MTM S.r.L.
          On December 23, 2004, IMPCO entered into the MTM Loan. This loan and the interest on it have been eliminated in the accompanying condensed consolidated financial statements. The loan carries a rate equal to 1.5% above three-month EURIBOR per annum, which was 4.4% at December 31, 2008, provided that the rate will increase to 3.5% above three-month EURIBOR after and during the continuance of a default under the MTM Loan agreement and to 6.5% above three-month EURIBOR on any unpaid portion of the loan outstanding 30 days after the maturity date of December 31, 2009. The Company was in compliance with the covenants in the MTM Loan at December 31, 2008. At December 31, 2008 and 2007, the amounts owed under the MTM Loan were $10.6 million and $14.4 million, respectively. The MTM Loan was repaid in full on January 22, 2009. The aggregate amount IMPCO paid to retire the MTM Loan was $10.8 million, comprising $10.6 million of principal and $0.2 of accrued and unpaid interest. Due to certain requirements arising under Italian law, Mariano Costamagna (the Company’s Chief Executive Officer) and Pier Antonio Costamagna (Director of Mechanical Engineering of MTM) had jointly and severally guaranteed IMPCO’s performance under the MTM Loan. In return for their guarantees, the Company had pledged its equity interest in BRC as collateral in the event the guarantee was utilized. Since the Company repaid the MTM Loan in full on January 22, 2009 and fulfilled its financial obligation under the MTM Loan, the guarantors have cancelled the guarantees and released the Company from its equity pledge.
          In order to avoid defaulting on the MTM Loan at certain points during 2007 and 2008, the Company had to borrow additional principal amounts from MTM on a short-term basis and use the additional indebtedness to make the required debt service payments on the MTM Loan.
          On December 28, 2007, the board of directors of MTM passed a resolution approving a deferral of the December 31, 2007 principal repayment due of $0.8 million on the MTM Loan to March 31, 2008, which IMPCO paid on April 10, 2008. The December 31, 2007 interest payment of $0.2 million was paid in January 2008. IMPCO repaid the amount on the short-term loans in full on July 17, 2008. The quarterly payments aggregating $1.8 million for the fourth quarter of 2007 and the first quarter of 2008 were paid on April 10, 2008. The quarterly payment of $1.0 million for the second quarter of 2008 was paid on July 17, 2008. The quarterly payment of $1.0 million for the third quarter of 2008 was paid on October 1, 2008. The quarterly payment of $1.0 million for the fourth quarter of 2008 was paid on January 21, 2009 along with a payment for the remaining balance.
          IMPCO’s payments on the MTM Loan are made in U.S. dollars. MTM, an Italian company, records transactions on its books using the euro as its reporting currency. MTM records the foreign exchange effect of carrying the MTM Loan on its books, as well as other assets and liabilities to be settled in a currency other than the euro, even though this loan is being eliminated for financial reporting purposes. The short-term loans between IMPCO and MTM were repaid in euros. IMPCO records the foreign exchange effect of carrying the short-term debt with MTM on its books even though this loan is being eliminated for financial reporting purposes. The Company recognized a foreign exchange gain of approximately $0.2 million and a foreign exchange loss of approximately $1.6 million for the years ended December 31, 2008 and 2007, respectively, in other expense in connection with the MTM Loan and short-term loans between IMPCO and MTM.
     (k) Term Loan — Banca IMI S.p.A. and Intesa SanPaolo S.p.A.
          On December 22, 2008, MTM entered into a financing agreement with Banca IMI S.p.A. and Intesa SanPaolo S.p.A. pursuant to which MTM may borrow up to €15.0 million (approximately $21.1 million converted into U.S. dollars based on the average interbank currency exchange rate on December 31, 2008) to be used for the acquisition of Distribuidora Shopping S.A. and Tomasetto Achille S.A. (see Note 20) as well as for investments in the Company’s subsidiaries and certain capital expenditures for research and development. There were no amounts outstanding on this financing agreement as of December 31, 2008. MTM drew down €10.0 million (approximately $13.2 million converted into U.S. dollars based on the average interbank currency exchange rate on January 15, 2009) from this financing agreement on January 15, 2009.
          The financing agreement matures on June 22, 2009, but may be extended at MTM’s option until December 22, 2014, if it is in compliance with its obligations under the financing agreement. Borrowings bear interest at an annual rate of EURIBOR plus 1.50%. If the loan’s maturity is not extended and it matures on June 22, 2009, the entire principal and interest will be payable at that time. If the loan maturity is extended and it matures on December 22, 2014, MTM must make interest payments on June 30 and December 31 of each year beginning on June 30, 2009. Also, MTM must repay the principal amount of the loan in ten semi-annual installments beginning on December 22, 2009 and ending on December 22, 2014. The loan contains covenants which, among other things, limit the total debt and the net interest expense that can be carried by MTM’s parent company, BRC S.r.L., and its consolidated subsidiaries, of which MTM is a significant part. All of MTM’s ownership interest in Distribuidora Shopping and all of Distribuidora Shopping’s receivables are pledged to secure the loan.
     (l) Derivative Financial Instruments
          In the past, the Company has used derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in interest and foreign exchange rates. As of December 31, 2008, there are no outstanding derivative contracts. While these hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by the value of the underlying exposures being hedged. The Company is not a party to leveraged derivatives and does not hold or issue financial instruments for speculative purposes.
          On January 5, 2005, the Company’s then 50% owned affiliate, BRC, initiated a foreign exchange forward contract for the purpose of hedging against foreign currency devaluations that might occur in the future between the euro and the U.S. dollar in connection with the MTM Loan. This hedging agreement was not designed to effectively and fully hedge the unrealized foreign exchange gains and losses due to foreign currency movements that occur from time to time that could impact the consolidated financial results either favorably or unfavorably. The Company concluded that this agreement did not meet the requirements for hedge accounting in accordance with SFAS 133. As of December 31, 2007, the Company had one remaining contract outstanding under this agreement that matured on January 3, 2008. Upon maturity, the Company recognized a realized gain on the condensed consolidated statement of operations as part of other expense of $0.1 million during the year ended December 31, 2008, which approximated the recorded fair value of the derivative at December 31, 2007. At December 31, 2008, the Company did not have any foreign exchange forward contracts. As of December 31, 2007, the Company recorded an asset of $0.1 million based on the fair value of this derivative.
4. Income Taxes
          The provision for income taxes consists of the following (in thousands):

	Years Ended December 31,
	2008	2007	2006
Current:
Federal	$37	$(48)	$203
State	23	61	32
Foreign	24,713	11,365	11,180

	24,773	11,378	11,415

Deferred:
Federal and state	(2,865)	(1,666)	(184)
Foreign	(4,683)	(2,291)	(2,097)
Change in valuation allowance	2,936	1,738	159

	(4,612)	(2,219)	(2,122)

Total provision for income taxes	$20,161	$9,159	$9,293

          Income before income taxes, equity share in income of unconsolidated affiliates and extraordinary gain for U.S. and foreign-based operations is shown in below (in thousands):

	Years Ended December 31,
	2008	2007	2006
U.S.	$(5,808)	$(4,912)	$(3,207)
Foreign	49,528	21,380	20,666

Income from operations before income taxes, equity share in income of unconsolidated affiliates and extraordinary gain	$43,720	$16,468	$17,459

          Pursuant to Internal Revenue Code Sec. 382 and 383, certain changes in ownership structure may partially or fully limit future use of net operating losses and tax credits available to offset future taxable income and future tax liabilities, respectively.
          The components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

	At December 31,
	2008	2007
Deferred tax liabilities:
Tax over book depreciation	$(178)	$(204)
Foreign deferred tax liability	(3,865)	(5,071)
Other, net	(433)	(362)

	(4,476)	(5,637)

Deferred tax assets:
Tax credit carryforwards	388	848
Net operating loss carryforwards	22,895	20,740
Valuation allowance	(26,047)	(23,111)
Stock compensation	96	363
Inventory reserves	1,036	416
Foreign deferred tax asset	5,731	2,298
Other, net	1,872	966

	5,971	2,520

Total net deferred tax balances	$1,495	$(3,117)

Net deferred tax assets	$5,908	$2,432
Less: deferred tax assets, current	5,734	2,248

	At December 31,
	2008	2007
Net deferred tax assets, non-current	$174	$184

Net deferred tax liabilities	$(4,413)	$(5,549)
Less: deferred tax liabilities, current	(112)	(117)

Net deferred tax liabilities, non-current	$(4,301)	$(5,432)

          Based upon the substantial net operating loss carryovers and expected future operating results in the U.S., management concluded that it is more likely than not that substantially all of the deferred tax assets in the U.S. as of December 31, 2008 may not be realized. The balance of the total valuation allowance was $26.0 million as of December 31, 2008. In addition, the Company expects to provide a full valuation allowance on future tax benefits in the U.S. until it can sustain a level of profitability that demonstrates its ability to utilize the assets.

          Federal net operating loss carryforwards of approximately $69.4 million expire between 2020 and 2028. California net operating loss carryforwards of approximately $54.6 million expire between 2010 and 2018. By law, California net operating loss carryforwards may not be utilized in 2009. The Company also has research and development credit carryforwards for state income tax purposes of approximately $3.9 million, which do not expire for tax reporting purposes. The Company also has $0.2 million of foreign tax credits that begin to expire in 2017. The Company has an alternative minimum tax credit carryforward of $0.2 million which does not expire.
          Not included in the deferred tax assets as of December 31, 2008 is approximately $1.9 million of excess tax benefits related to employee stock compensation. If and when realized, the tax benefit of these assets will be accounted for as a credit to additional paid-in capital, rather than a reduction of the income tax provision.
          A reconciliation of income taxes computed at the federal statutory income tax rate to income taxes reported in the consolidated statements of operations is based on the consolidated income from operations before income taxes, equity share in income of unconsolidated affiliates and extraordinary gain as follows:

	Years Ended December 31,
	2008	2007	2006
Federal statutory income tax rate	34.0%	34.0%	34.0%
Permanent differences	(0.1)	2.1	2.6
Residual U.S. tax on deemed dividend from foreign subsidiaries	1.1	7.1	3.0
State tax, net of federal benefit	(0.4)	(0.7)	(0.3)
Foreign tax in excess of expected tax	4.8	8.9	13.2
Effect of Italian tax rate change	—	(3.6)	—
True up of deferred tax assets	(0.8)	(3.3)	(1.1)
Valuation Allowance	6.7	10.6	0.9
Other	0.8	0.5	0.9

Effective tax rate	46.1%	55.6%	53.2%

          As of December 31, 2008, undistributed earnings, except with respect to a portion of undistributed earnings from BRC, are considered to be indefinitely reinvested and, accordingly, no provision for United States federal and state income taxes is provided thereon. Upon distributions of earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to various foreign countries. The Company has accrued such residual income taxes for all undistributed foreign earnings not considered indefinitely reinvested. It is not practical to determine the income tax impact in the event the Company repatriated undistributed foreign earnings that are considered indefinitely reinvested.
          As of December 31, 2008, approximately $0.5 million in foreign withholding taxes was accrued related to undistributed earnings not considered reinvested. Residual U.S. taxes have been accrued (applied as a reduction to net operating loss carry-forwards) on approximately $20.5 million of earnings of BRC. This amount was deemed to be a constructive dividend creating taxable income for U.S. income tax purposes; upon distribution of earnings in the form of dividend, or otherwise, in excess of these amounts, the Company may be subject to United States income taxes. In addition, the Company would be subject to withholding taxes payable to various foreign countries. For amounts which have been repaid to BRC for the MTM loan, such amounts could be drawn as dividend from BRC in the future without U.S. income tax consequences.
          The Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (“FIN 48”) as of January 1, 2007. As of December 31, 2008 and 2007, the Company had approximately $6.6 million and $6.1 million, respectively, of unrecognized tax benefits. There was no significant change in unrecognized tax benefits for the year ended December 31, 2008.
          The following table summarizes the activities related to the unrecognized tax benefits:

Balance at December 31, 2007	$6,076
Increases related to current year tax positions	561

Balance at December 31, 2008	$6,637

          Approximately $0.3 million of the Company’s unrecognized tax benefits at December 31, 2008 will reduce the Company’s annual effective tax rate if recognized. To the extent unrecognized tax benefits are recognized at a time such valuation allowance no longer exists, the additional amount that would affect the effective tax rate is approximately $4.9 million. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months.
          The Company files income tax returns in the U.S. federal jurisdiction and in various foreign and state jurisdictions with varying statues of limitations. The Company is no longer subject to U.S. federal and state income tax examinations for years prior to 2002 and is no longer subject to tax examinations for significant foreign jurisdictions for years prior to 2003. The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expenses. During 2008, there was $30,000 of interest expense and penalties recorded in income tax expense, and at December 31, 2008, there was $0.2 million of accrued interest and penalties associated with uncertain tax positions. During 2007, there was $0.1 million of interest expense and penalties recorded in income tax expense and at December 31, 2007, there was $0.1 million of accrued interest and penalties associated with uncertain tax positions.
5. Commitments and Contingencies
     (a) Leases
          The Company has certain non-cancelable operating leases for facilities and equipment and non-cancelable capital leases for machinery, equipment and motor vehicles. Future minimum lease commitments under non-cancelable leases at December 31, 2008 are as follows (in thousands):

	Lease Obligations
		Operating Leases
	Capital Lease	Third Party	Related Party	Sublease	Net
Years Ended December 31,	Obligations	Obligations	Obligations	Income	Obligations
2009	$242	$3,307	$1,396	$(189)	$4,514
2010	169	2,998	1,396	(194)	4,200
2011	51	2,865	1,396	(148)	4,113
2012	9	2,461	1,079	—	3,540
2013	—	2,121	1,015	—	3,136
Thereafter	—	5,741	617	—	6,358

Total minimum lease payments	471	$19,493	$6,899	$(531)	$25,861

Less: imputed interest (6.5% - 10.3%)	41

Present value of future minimum lease payments	430
Less: current portion	192

Long-term capital lease obligation	$238

          In 2004, the Company subleased a portion of its Cerritos, California warehouse to an unrelated third party. The sublease agreement term covered the period commencing April 1, 2004 to May 1, 2006. The unrelated third party continued to sublease the warehouse on a month-to-month basis from May 1, 2006 through January 31, 2007. The Company received approximately $18,000 and $0.2 million in sublease payments for each of the years ended December 31, 2007 and 2006, respectively. No payments were received in 2008.
          The Company exited its Seattle research and development facility, which is referred to as the Seattle Facility, on August 1, 2005 and relocated key technical personnel to other Company facilities. It subleased the Seattle Facility for a period of 120 months through September 30, 2011. The sublease income expected under the agreement approximates the lease obligation. The Company received approximately $0.2 million in sublease income for each of the years ended December 31, 2008, 2007 and 2006.
          The Company also relocated its combined corporate headquarters and IMPCO U.S. business operations from its former location in Cerritos, California to Santa Ana, California. On September 6, 2005, the Company entered into a lease agreement with a term of 13 years and annual rent of $714,000, which is set to increase 3% every year pursuant to the terms of the agreement. The Company is recording rent expense using a straight-line basis for the 3% increases. In connection with the relocation, the Company recorded in accrued expenses the fair value of the remaining lease obligation reduced by estimated sublease rentals for the Cerritos facility, which extends until 2009. The remaining lease obligation is included in accrued expenses at December 31, 2008 and 2007.
          During 2006, the Company incurred $0.2 million for incremental rent expense for the Santa Ana facility prior to the exit of the Cerritos facility in April 2006 and revised the estimated cost for the sublease of the Cerritos facility resulting in an additional expense of approximately $0.2 million.

          During 2007, the Company incurred $0.5 million for restoration cost to its former location in Cerritos and revised the estimated cost for the restoration resulting in an additional expense of approximately $0.6 million. During 2007, the Company also revised its sublease revenue assumption resulting in an additional expense of approximately $0.5 million.
          During 2008, the Company revised the estimated cost for the restoration resulting in an additional expense of approximately $0.1 million and also revised its sublease revenue assumption resulting in an additional expense of approximately $0.5 million. A reconciliation of accrued restructuring costs, which are all recorded to selling, general and administrative expense, related to the relocation from Cerritos to Santa Ana and restoration of the Cerritos facility for the years ended December 31, 2008, 2007 and 2006 is as follows (in thousands):

		Rent and		Less	Long
	Restoration	Other Exit		Current	Term
	Cost	Costs	Total	Portion	Portion
Accrued restructuring costs at December 31, 2005	$24	$478	$502	$353	$149

Seattle payments (net of sublease)	—	(14)	(14)
Addition to Cerritos accruals	—	118	118
Cerritos relocation costs	—	244	244
Cerritos payments (net of sublease)	—	(350)	(350)

Accrued restructuring costs at December 31, 2006	24	476	500	357	143

Seattle payments (net of sublease)	—	(16)	(16)
Adjustment to Cerritos accruals	645	(9)	636
Change in Cerritos sublease revenue assumption	—	477	477
Cerritos payments (net of sublease)	(495)	(494)	(989)

Accrued restructuring costs at December 31, 2007	174	434	608	495	113

Seattle payments (net of sublease)	—	(19)	(19)
Adjustment to Cerritos accruals	59	45	104
Change in Cerritos sublease revenue assumption	—	465	465
Cerritos payments (net of sublease)	(233)	(576)	(809)

Accrued restructuring costs at December 31, 2008	$—	$349	$349	$290	$59

          In July 2002, BRC sold two parcels of real property located in Cherasco, Italy, including the buildings situated thereon, to IMCOS Due S.r.L., which is referred to as IMCOS Due, a real estate investment company owned 100% by Messrs. Mariano Costamagna, Pier Antonio Costamagna and members of their immediate families. The price and other terms of this sale reflected the fair market value for the property based upon an appraisal conducted at the time of the purchase. Subsequently, IMCOS Due leased back to BRC and MTM under an eight-year lease, the portion of these properties that were previously occupied by those entities. Additionally, a third building was included within the lease of the previous two buildings. The terms of this lease reflect the fair market value for the lease of such property based upon an appraisal conducted at the time of the leasing transaction. In 2005, BRC leased an additional building from IMCOS Due; in 2006, MTM leased a fifth building from IMCOS Due; and in January 2008, MTM leased a facility from IMCOS Due adjoined to the building leased in 2006. Total lease payments to IMCOS Due for 2008, 2007, and 2006 were approximately $1.5 million, $1.1 million and $0.9 million, respectively.
          Total rental expense under the operating leases for 2008, 2007 and 2006 were approximately $4.3 million, $3.7 million and $3.0 million, respectively, net of sublease payments of $0.2 million, $0.2 million and $0.5 million in 2008, 2007 and 2006, respectively. These leases are non-cancelable and certain leases have renewal options and escalation clauses.
     (b) Contingencies
          The Company is subject to certain claims that arise in the ordinary course of business. In the opinion of management, no pending or threatened claims, actions or proceedings against the Company are expected to have a material adverse effect on the Company’s consolidated financial statements.
     (c) Investment and Tax Savings Plan
          The Company’s Investment and Tax Savings Plan (the “401(k) plan”) is a defined contribution plan, which is qualified under Internal Revenue Service Code Section 401(k). The 401(k) plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. All U.S. employees who are at least age twenty-one or older are eligible to participate in the 401(k) plan immediately and can enter the 401(k) plan on the first day of each month. Eligible employees of the Company who elect to participate in the 401(k) plan may contribute into the plan not less than 1% or more than 15% of compensation. The Company’s matching contributions are discretionary and match elective salary deferrals up to 3.0% of compensation. Approximately 73% of eligible employees were enrolled in the 401(k) plan at December 31, 2008. Employer contributions approximated $0.2 million, $0.2 million, and $0.2 million for 2008, 2007, and 2006, respectively.
     (d) Deferred Compensation Plan
          The Company has a non-qualified deferred compensation plan whereby selected key employees may elect to defer a portion of their compensation each year. This plan is administered by a third party plan administrator. Employee contributions are invested in mutual funds and consequently are considered to be traded instruments. The Company matches 50% of the employee contribution up to an annual maximum of $12,500. Participants in the plan are 25% vested in the amount of the Company matching contributions upon attaining two years of service, with an additional 25% vested for each additional year of service thereafter. The Company recognizes the expense for the Company match over the service period. Employer matching contributions approximated $78,000, $59,000 and $13,000 for 2008, 2007, and 2006, respectively.
          The cash contributed by the Company on the participant’s behalf has been invested in Company common stock acquired in the open market, which is carried at cost and classified as a deduction of equity in shares held in treasury on the consolidated balance sheet (see Note 6 for further discussion). The value of the Company’s common stock is calculated and recorded as a liability at market value and is classified as a long-term liability on the Company’s consolidated balance sheet. The Company includes the common stock of the plan in its computations of basic and diluted net income per share. According to EITF 97-14, Accounting for Deferred Compensation Arrangement Where Amounts Earned are Held in a Rabbi Trust and Invested, the Company consolidates the assets of the deferred compensation plan as part of the Company’s assets at the end of each quarter, which are classified as long-term assets on the Company’s consolidated balance sheet. At December 31, 2008 and 2007, the assets under the plan, included in other assets, were $0.7 million and $0.7 million, respectively. At December 31, 2008 and 2007, the liabilities under the plan were $1.3 million and $0.9 million, respectively.
     (e) Employment Agreements
     Mariano Costamagna
          Mariano Costamagna entered into an employment agreement pursuant to which he became Chief Executive Officer effective January 1, 2005 until May 31, 2009. Mr. Costamagna’s initial base salary is $360,000 per year, and he is entitled to receive bonus incentives.
          On December 9, 2008, the Company entered into an amended and restated employment agreement with Mariano Costamagna effective January 1, 2009. Under this agreement, Mr. Costamagna will continue to serve as the Company’s Chief Executive Officer until December 31, 2012. Mr. Costamagna’s annual base salary will be $360,000 paid in U.S. dollars plus €120,000 paid in euros (which equaled approximately $169,000 converted into U.S. dollars based on the average interbank currency exchange rate on December 31, 2008). Mr. Costamagna will also be eligible for consideration for an annual bonus under the Fuel Systems 2006 Equity Incentive Plan and will be eligible to participate in other general employee benefits the Company maintains for its employees.
          The Company may, in its sole discretion, obtain a key person life insurance policy on Mr. Costamagna payable to the Company in an amount of not less than $20 million. In the event of Mr. Costamagna’s death while the Company has such an outstanding life insurance policy in effect for him, the Company must offer to repurchase up to $10 million of Fuel Systems common stock from Mr. Costamagna’s beneficiaries with the proceeds of the insurance policy.
          If, during the term of Mr. Costamagna’s employment, the Company terminates his employment other than for “cause” or disability or if he resigns for “good reason,” the Company must pay him a severance payment of $5.0 million divided into five equal installments (the first of which is due on the 60th day following termination with subsequent installments due on each anniversary of termination); provided that Mr. Costamagna abides by certain covenants limiting his ability to compete with the Company, solicit its employees or interfere with its business during those four years following his termination.
          If, following a change of control, the Company terminates Mr. Costamagna’s employment other than for “cause” or disability or if he resigns for “good reason,” then, unless the board of directors determines otherwise at the time of the change of control, his severance amount would no longer be $5.0 million but would instead be the product of 2.99 and the greater of (i) his salary at the time of termination or immediately before the change of control and (ii) the average annual cash bonus earned for the three full years preceding his termination.
     Pier Antonio Costamagna
          As a condition to his obligations under the BRC purchase agreement, Pier Antonio Costamagna entered into an employment agreement with MTM effective March 31, 2005 pursuant to which he became MTM’s Director of Mechanical Engineering until May 31, 2009. Pier Antonio Costamagna’s initial base salary is approximately $360,000 per year, and he is entitled to participate in MTM’s existing bonus plans and arrangements, but not entitled to receive bonus incentives from IMPCO. Pier Antonio Costamagna’s employment agreement does not contain the severance provisions contained in Mariano Costamagna’s agreement.
     Thomas M. Costales
          On May 9, 2008, the Company entered into a severance agreement with Thomas M. Costales at the time of his resignation as the Chief Financial Officer. As part of the agreement, Mr. Costales received a severance payment of $335,000, full vesting of the employer contributions within his 401(k) plan and full vesting of the employer contributions within his deferred compensation plan account, but no bonus under the 2006 Incentive Bonus Plan related to performance in fiscal year 2007.
     (f) Severance Funds
          Italian law requires companies to make a mandatory termination payment called the Trattamento di Fine Rapporto (“TFR”) to employees. It is paid, as a lump sum, when the employment ends for any kind of reason such as resignation or layoff. The severance indemnity liability is calculated in accordance with local civil and labor laws based on each employee’s length of service, employment category and remuneration. There is no vesting period or funding requirement associated with the liability. The liability recorded in the consolidated balance sheet is the amount that the employee would be entitled to if the employee terminates immediately. The liability is recorded in accordance with EITF 88-1, “Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan (“approach 1”). During 2008, 2007 and 2006, BRC had recorded $1.8 million, $1.2 million and $1.0 million, respectively, in expense for TFR and has a long-term liability accrued in the amount of $4.4 million and $4.6 million as of December 31, 2008 and 2007, respectively. The liability for severance indemnities relates primarily to the Company’s employees in Italy.
6. Stockholders’ Equity
     (a) Stockholder Protection Rights Agreement
          On June 27, 2006, the Company implemented a Stockholder Protection Rights Agreement and declared a dividend of one right on each outstanding share of the Company’s common stock. Each right entitles the holder, upon certain events, to purchase, at an exercise price of $100.00 per share, shares of Fuel Systems common stock with a value equal to twice the exercise price. The dividend was paid on August 23, 2006. The Company’s prior stockholder protection rights agreement terminated in accordance with its terms as a result of the reorganization.
     (b) Shares Held in Treasury
          The Company matches employee contributions to its non-qualified deferred compensation plan up to an annual maximum of $12,500 per employee by purchasing shares of the Company’s common stock in the open market. These shares are carried at cost and classified as a deduction of equity. As of December 31, 2008 and 2007, the Company held on the participants’ behalf 16,379 and 15,390 shares recorded as held in treasury, respectively, with a value of approximately $0.2 million for each of 2008 and 2007, respectively, for the deferred compensation plan.
          As of December 31, 2008, the Company also had 51,962 shares held in treasury with a value of approximately $1.2 million, of which 11,928 shares came from the surrender of shares by an optionee for the consideration of the exercise price of options exercised, 166 shares came from the repurchase of common stock, 35,184 shares came from the surrender of shares tendered for the exercise price in lieu of cash for the exercise of warrants, and 4,684 shares came from the surrender of shares for U.S. payroll tax withholding obligations associated with vesting of restricted stock in May 2007 and May 2008 under the 2006 Incentive Bonus Plan. At December 31, 2007, the Company had 13,683 shares held in treasury with a value of approximately $0.2 million, of which 11,928 shares came from the surrender of shares by an optionee for the consideration of the exercise price of options exercised, 83 shares came from the repurchase of common stock, and 1,672 shares came from the surrender of shares for U.S. payroll tax withholding obligations associated with restricted stock issued and vested in May 2007 under the 2006 Incentive Bonus Plan.
     (c) Warrants
          During the year ended December 31, 2008, warrants to purchase 57,500 shares of common stock were exercised at an average exercise price of $4.92 per share with proceeds to the Company of $0.3 million. In addition, warrants to purchase 22,852 shares of common stock were exercised at an exercise price of $14.44 per share. The warrant holder tendered 11,792 shares of common stock resulting from the exercise of the warrants in lieu of cash in order to pay the aggregate exercise price of the warrants. Those shares are recorded as shares held in treasury. As of December 31, 2008, there were no warrants outstanding.

          Stock warrants activity in 2006, 2007, and 2008 is summarized as follows:

		Weighted
	Number	Average Exercise
	of Shares	Price
Outstanding at December 31, 2005	387,500	$11.26
Granted	—	—
Exercised	(123,760)	6.08
Forfeited (a)	(173,388)	14.85

Outstanding at December 31, 2006	90,352	7.33
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2007	90,352	7.33
Granted	—	—
Exercised	(68,560)	6.46
Forfeited (b)	(21,792)	10.07

Outstanding at December 31, 2008	—	$—

(a)	Forfeited warrants include 23,392 vested warrant shares tendered in lieu of cash for the exercise price of 13,760 shares of common stock.

(b)	Forfeited warrants include 11,792 vested warrant shares tendered in lieu of cash for the exercise price of 11,060 shares of common stock.
7. Share-Based Compensation
          The Company has eight stock option plans that provide for the issuance of options to key employees and directors of the Company at the fair market value at the time of grant. Options previously granted under these plans generally vest in four or five years and are generally exercisable while the individual is an employee or a director, or ordinarily within one month following termination of employment. In no event may options be exercised more than ten years after date of grant. The Company does not intend to grant any additional options available for future grant under any stock option plans. Under the Company’s 2006 Incentive Bonus Plan, the Company is authorized to issue a total of up to 400,000 shares in restricted stock awards to employees and directors in addition to cash awards.
          In 2008, 2007 and 2006, the Company recorded stock-based compensation expense under SFAS 123R of $0.4 million, $0.4 million and $1.7 million, respectively, of which $0.1 million related to stock options and $0.3 million related to restricted stock in 2008, of which $0.2 million related to stock options and $0.2 million related to restricted stock in 2007, and $1.6 million related to stock options and $0.1 million related to restricted stock in 2006.
          Stock-based compensation expense for the years ended December 31, 2008, 2007 and 2006 was allocated as follows (in thousands):

	Year Ended	Year Ended	Year Ended
	December 31, 2008	December 31, 2007	December 31, 2006
Cost of revenue	$53	$63	$82
Research and development expense	58	120	152
Selling, general and administrative expense	308	253	1,425

	$419	$436	$1,659

Stock-Based Compensation Activity—Stock Options
          Shares of common stock issued upon exercise of stock options or awards under the employee stock purchase plan are from previously unissued shares. The following table displays stock option activity including the weighted average stock option prices for 2008, 2007 and 2006 (in thousands, except share and per share amounts):

			Weighted Average
	Number of	Weighted Average	Remaining	Aggregate
	Shares	Exercise Price	Contractual Term	Intrinsic Value
Outstanding at December 31, 2005	1,360,084	$10.30
Granted	—	—
Exercised	(597,885)	9.15
Forfeited	(142,670)	11.78

Outstanding at December 31, 2006	619,529	11.08
Granted	—	—
Repriced	140,400	13.29
Exercised	(306,209)	12.03
Forfeited (1)	(188,994)	10.00

Outstanding at December 31, 2007	264,726	11.92
Granted	—	—
Exercised	(170,676)	12.42
Forfeited	(3,950)	12.71

Outstanding and vested at December 31, 2008	90,100	$10.93	4.6 yrs	$1,967

Shares exercisable at December 31, 2006	328,398	$11.32	6.4 yrs	$3,540

Shares exercisable at December 31, 2007	235,600	$11.97	5.1 yrs	$807

Shares exercisable at December 31, 2008	90,100	$10.93	4.6 yrs	$1,967

(1)	Includes options to purchase 140,400 shares of common stock that had a weighted average exercise price of $9.69 per share, which were canceled and repriced at a weighted average exercise price of $13.29 per share.
          In December 2007, the Company increased the exercise price of 140,400 outstanding options (“Repriced Options”) of 15 employees and directors to reflect the fair market value of the option on the date of grant based on the company-initiated, voluntary review of the Company’s historical stock option grants. The Repriced Options had a weighted average exercise price of $9.69 per share, which was increased to a weighted average exercise price of $13.29 per share. Non-officer employees were paid for the difference between the original exercise price and the new price as a result of the repricing in February 2008. This amount of $0.1 million was expensed to selling, general and administrative expense during the year ended December 31, 2007 and included in accrued expenses at December 31, 2007.
          The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for the options that were in-the-money at each respective period. During the years ended December 31, 2008, 2007 and 2006, the aggregate intrinsic value of options exercised under the Company’s stock option plans was $3.8 million, $2.2 million and $5.2 million, respectively, determined as of the date of option exercise.
          As of December 31, 2008, all stock options granted under the Company’s stock option plans had fully vested and as such, all compensation costs had been recognized. The fair value of the options that vested during the year ended December 31, 2008 was approximately $0.3 million.
          The following table sets forth summarized information with respect to stock options outstanding and exercisable at December 31, 2008:

	Outstanding and Exercisable at December 31, 2008
	Number of	Average Life	Average
Exercise Price Range:	Shares	(years)	Price
$6.01 to $9.00	31,500	4.2	$6.29
$9.01 to $12.00	33,125	5.4	11.40
$12.01 to $15.00	4,250	5.5	13.10
$15.01 to $20.00	19,525	4.2	15.94
$20.01 to $28.00	1,700	1.6	25.00

	90,100	4.6	$10.93

          During the year ended December 31, 2008, the Company issued 170,676 shares of common stock from the exercise of stock options at an average price of $12.42 per share, with proceeds to the Company of approximately $2.1 million.
          At December 31, 2008, there were approximately 361,747 option shares available for grant. The Company has discontinued issuance of new options under existing option plans in conjunction with the August 2006 approval of the 2006 Incentive Bonus Plan.
Stock-Based Compensation Activity—Restricted Stock
          In accordance with its director compensation policy, the Company issued shares of restricted common stock to continuing non-employee directors on August 7, 2008, as shown in the table below, at a purchase price equal to the per share par value of $0.001. For grants to returning directors, shares are fully vested as of December 31 of the year in which granted. The Company measured the fair value of each of these awards as if they were vested and issued on their respective grant dates.
          In August 2006, the Company’s stockholders approved the 2006 Incentive Bonus Plan. Under the plan, the compensation committee of the Company’s Board of Directors may grant bonus awards (in the form of cash, restricted stock or a combination of both) to some or all of IMPCO’s and its subsidiaries’ employees based on that division’s profitability and the attainment of individual employee’s performance goals, and to some or all of BRC’s and its subsidiaries’ employees based on that division’s profitability and the attainment of individual employee’s performance goals.
          Based on profitability of both IMPCO and BRC for 2008, some employees may be provided with bonuses in 2009 based on performance in 2008. The Company may pay a portion of the bonus in cash and a portion in restricted stock. The restricted stock would vest 25% on the date of the grant and the balance in three equal annual installments. The Company has recorded an expense of $1.8 million for accrued incentive bonus expense during 2008, of which $39,000 relates to the first 25% vesting of restricted stock that may be issued in 2009; this will be reclassified to equity when the restricted stock grant is issued in 2009.
          Based on profitability of both IMPCO and BRC for 2007, some employees were provided with bonuses in May 2008 based on performance in 2007. The Company paid a portion of the bonus in cash and a portion in restricted stock. The Company granted an aggregate of 21,177 shares of restricted stock as part of these bonuses. One quarter of the restricted stock vested on the date of the grant and the balance vests in three equal annual installments. The Company recorded an expense of $0.8 million for accrued incentive bonus expense during 2007, of which $0.1 million related to the first 25% vesting of restricted stock for the grant issued in May 2008; this was reclassified to equity when the restricted stock grant was issued in May 2008. The remaining 75% will vest in three equal annual installments beginning May 2009, and the expense associated with these shares is being recorded over the vesting period. The Company recorded expense of $0.1 million in 2008 for the vesting of these shares. As of December 31, 2008, there were approximately $0.2 million of total unrecognized compensation costs related to unvested restricted stock granted. That cost is expected to be recognized over a weighted-average period of 2.3 years.
          Based on profitability of both IMPCO and BRC for 2006, some employees were provided with bonuses in May 2007 based on performance in 2006. The Company paid a portion of the bonus in cash in 2007 and a portion in restricted stock. The Company granted an aggregate of 19,935 shares of restricted stock as part of these bonuses. One quarter of the restricted stock vested on the date of the grant and the balance vests in three equal annual installments. The Company recorded an expense of $0.9 million for accrued incentive bonus expense during 2006, of which $0.1 million related to the first 25% vesting of restricted stock for the grant issued in May 2007; this was reclassified to equity when the restricted stock grant was issued in May 2008. The remaining 75% vested in three equal annual installments beginning May 2008, and the expense associated with these shares is being recorded over the vesting period. The Company recorded expense of $0.1 million in both 2008 and 2007 for the vesting of these shares. As of December 31, 2008, there were approximately $0.1 million of total unrecognized compensation costs related to unvested restricted stock granted. That cost is expected to be recognized over a weighted-average period of 1.3 years.
          Stock-based compensation expense recorded in 2008 and 2007 was $0.3 million and $0.2 million, respectively, related to the vesting of the restricted stock. The fair value of the shares of restricted stock that vested during the year was approximately $0.3 million. The following table details the restricted stock grants during the year ended December 31, 2008:

	Shares of Restricted Common Stock Granted
	May 6, 2008	May 7, 2008	August 6, 2008	August 7, 2008
Employees	21,177	—	—	—
New independent director	—	1,065	475	—
Continuing non-employee directors (fully vested on December 31, 2008)	—	—	—	2,892

Total issued	21,177	1,065	475	2,892

Total purchase price	$21.18	$1.07	$0.48	$2.89

Grant date fair value per share	$18.60	$18.79	$42.19	$41.56

          A summary of the unvested restricted stock awards as of December 31, 2008 and the changes during the year then ended are presented below:

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Nonvested at January 1, 2008	16,704	$17.40
Granted	25,609	21.64
Vested	(14,528)	22.58
Forfeited	(853)	18.22

Nonvested at December 31, 2008	26,932	$18.61

8. Related Party Transactions
          The following table sets forth amounts (in thousands) that are included within the captions noted on the consolidated balance sheets at December 31, 2008 and 2007 representing related party transactions with the Company.

	At December 31,
	2008	2007
Current Receivables:
IBMexicano (a)	$55	$40
MTE S.r.L. (b)	4	—
Europlast S.r.L. (e)	6	—
Biemmedue S.p.A. (d)	4	—

	At December 31,
	2008	2007
MTM Hydro S.r.L. (d)	—	4

	$69	$44

Non-current Receivable:
WMTM Equipamento de Gases Ltda. (c)	—	3,450

	$—	$3,450

Current Payables:
MTE S.r.L. (b)	$3,792	$2,243
Europlast S.r.L. (e)	2,142	1,627
TCN S.r.L. (e)	3,427	1,989
WMTM Equipamento de Gases Ltda. (c)	445	10
Biemmedue S.p.A. (d)	58	27
MTM Hydro S.r.L. (d)	9	24
IMPCO/BRC Egypt (f)	1	1
A.R.S. Elettromeccanica (g)	474	450
TCN Vd S.r.L. (e)	915	462

	$11,263	$6,833

(a)	IBMexicano is 50% owned by IMPCO and was established in December 2004. This facility was closed on June 8, 2006.

(b)	MTE, S.r.L. is 50% owned by MTM, S.r.L., and is accounted for using the equity method.

(c)	WMTM Equipamento de Gases Ltda. is 50% owned by BRC, and is accounted for using the equity method. Based on the Company’s evaluation of the collectability of the loan from WMTM, the loan has been fully impaired as of December 31, 2008. During 2008 and 2007, sales to WMTM were recorded on the cash basis; revenue attributed to sales to WMTM was deferred until receipt of payment and inventory was recorded on a consignment basis. As of December 31, 2008 and 2007, the amounts billed to WMTM but not yet collected totaled $3.2 million and $3.6 million, respectively. As of December 31, 2008, inventory on consignment at WMTM was $1.3 million and such amount is reflected as consigned inventory after elimination of profit of $1.1 million, net of reserve of $0.8 million. As of December 31, 2007, amounts due on consignment sales were $3.6 million, and such amounts are reflected as consigned inventory after elimination of profit of $0.6 million. The non-current receivable was originally due January 31, 2007, and the maturity date was extended to January 31, 2010.

(d)	The Company’s Chief Executive Officer owns 100% of IMCOS Due S.r.L., and 100% of Biemmedue S.p.A. and 46% of MTM Hydro S.r.L. with his immediate family and serves on the board of directors for each company.

(e)	The Company’s Chief Executive Officer serves on the board of directors of and owns 40% of Europlast, 30% of TCN S.r.L. and 30% of TCN Vd S.r.L., along with his brother, Pier Antonio Costamagna.

(f)	IMPCO/BRC Egypt is 50% owned by IMPCO, and is accounted for using the equity method.

(g)	A.R.S. Elettromeccanica is owned by Biemmedue S.p.A., and is indirectly 100% owned by the Company’s Chief Executive Officer and his immediate family.
          Purchases, Sales and Other Transactions with Related Parties
          In 2008, the Company purchased products from MTE, TCN, Europlast, A.R.S. Elettromeccanica, TCN Vd, WMTM, Biemmedue, and MTM Hydro for approximately $10.3 million, $7.1 million, $5.6 million, $3.5 million, $2.4 million, $0.5 million, $0.1 million and $37,000, respectively. In 2008, the Company also sold to WMTM, Europlast, Jehin Engineering, MTE, and Biemmedue products in the amount of approximately $0.6 million, $0.1 million, $0.1 million, $25,000 and $3,000, respectively.
          In 2007, the Company purchased products from MTE, TCN, Europlast, A.R.S. Elettromeccanica, TCN Vd, MTM Hydro and Biemmedue for approximately $4.7 million, $4.3 million, $3.4 million, $2.0 million, $0.4 million, $35,000 and $24,000 respectively. In 2007, the Company also sold to WMTM, Jehin Engineering, Europlast, MTE and MTM Hydro products in the amount of approximately $2.5 million, $0.6 million, $0.2 million, $16,000 and $5,000, respectively.

          In 2006, the Company purchased products from MTE, TCN, Europlast, Biemmedue and MTM Hydro for approximately $5.8 million, $4.2 million, $3.5 million, $66,600 and $8,600 respectively. In 2006, the Company also sold to WMTM, Jehin Engineering, Europlast, MTE, MTM Hydro and Biemmedue products in the amount of approximately $4.0 million, $0.6 million, $0.2 million, $48,200, $33,100 and $28,200, respectively.
          The Company leases buildings from IMCOS Due, a real estate investment company owned 100% by Messrs. Mariano Costamagna, Pier Antonio Costamagna and members of their immediate families (see Note 5). In addition, the Company also leases buildings from Luca Impex, a real estate investment company, for which Oriano Pollini, a director of Zavoli, S.r.L., a subsidiary of BRC, is a director and together with Cesare Pollini, Director of Sales and Marketing of Zavoli, and Federica Pollini, former Controller of Zavoli, own 100% of Luca Impex. The Company paid Luca Impex lease payments of $0.1 million in both 2008 and 2007, respectively.
          Non-Current Receivable from WMTM
          The non-current receivable from WMTM Equipamento de Gases Ltda (“WMTM”), a 50% owned joint venture, represents a loan from BRC Brasil S.A. (“BRC Brasil”). The total amount outstanding on the loan of $3.6 million at December 31, 2006 was due on January 31, 2007. In January 2007, the loan’s maturity date was extended to January 31, 2010. As of December 31, 2008 and 2007, the total amount outstanding on the loan was $3.4 million and $4.4 million, respectively.
          As a result of accumulated losses the Company recorded against the balance for the investment in WMTM, the Company’s investment balance in WMTM had been reduced to zero in the fourth quarter ended December 31, 2006. Since the fourth quarter of 2006, the Company has been recognizing its share of WMTM’s losses and recording the losses against the loan receivable. As of the years ended December 31, 2008 and 2007, the Company had recorded $1.8 million and $0.4 million against the loan receivable as a result of the Company’s share of WMTM’s losses.
          As of the years ended December 31, 2008 and 2007, the Company recorded $1.6 million and $0.6 million, respectively, as additional reserve on the loan receivable for a cumulative reserve against the loan receivable of $3.4 million and $1.0 million, respectively, based the Company’s evaluation of the collectability of the loan from WMTM as a result of the loan extension, past due balances on trade payables to MTM and its continued historical losses.
          Effective October 1, 2006, the Company changed its accounting for sales to WMTM from the full accrual basis to the cash basis based on WMTM’s payment history during the third quarter of 2006. During 2008, 2007 and the fourth quarter of 2006, revenue attributed to sales to WMTM was deferred until receipt of payment and inventory was recorded on a consignment basis. As of December 31, 2008 and 2007, the amounts billed to WMTM but not yet collected totaled $3.2 million and $3.6 million, respectively. As of December 31, 2008, inventory on consignment at WMTM was $1.3 million and such amount is reflected as consigned inventory after elimination of profit of $1.1 million, net of reserve of $0.8 million. As of December 31, 2007, amounts due on consignment sales were $3.6 million, and such amounts are reflected as consigned inventory after elimination of profit of $0.6 million.
          Receivable from Jehin Engineering
          The current receivables from Jehin Engineering, which is 13.6% owned by BRC, represent inventory sales from IMPCO U.S. and MTM to Jehin. As of December 31, 2008, there were no outstanding receivables from Jehin as the balance and corresponding reserve were written off during the year. As of December 31, 2007, the total amount of current receivables from Jehin was $0.2 million, of which the Company recorded a $0.2 million reserve based on the aging of receivables and analysis of collectability from Jehin. During 2007, MTM changed its accounting for sales to Jehin from the full accrual basis to the cash basis based on the Jehin’s payment history. As of December 31, 2008 and 2007, the amounts billed to Jehin by MTM but not yet collected totaled $0.3 million for each year.
          In the first quarter of 2008, the Company acquired certain intellectual property and customer relationships from Jehin Engineering for $0.2 million. The purchase price of $0.2 million included approximately $43,000 in transaction related costs (see Note 15).

9. Income Per Share
          The following table sets forth the computation of basic and diluted earnings per share (in thousands, except share and per share data):

	Years Ended December 31,
	2008	2007	2006
Numerator:
Income before extraordinary gain attributable to Fuel Systems	$23,099	$5,883	$6,912
Extraordinary gain	243	—	—

Net income attributable to Fuel Systems	$23,342	$5,883	$6,912

Denominator:
Denominator for basic earnings per share—weighted average number of shares	15,649,216	15,410,287	14,881,387
Effect of dilutive securities:
Employee stock options	99,529	137,657	198,623
Warrants	15,210	53,763	88,136
Unvested restricted stock	24,795	12,307	4,123

Dilutive potential common shares	15,788,750	15,614,014	15,172,269

Basic earnings per share:
Income before extraordinary gain attributable to Fuel Systems	$1.47	$0.38	$0.46

Per share effect of extraordinary gain	$0.02	$—	$—

Net income per share attributable to Fuel Systems	$1.49	$0.38	$0.46

Diluted earnings per share:
Income before extraordinary gain attributable to Fuel Systems	$1.46	$0.38	$0.46

Per share effect of extraordinary gain	$0.02	$—	$—

Net income per share attributable to Fuel Systems	$1.48	$0.38	$0.46

          For the year ended December 31, 2008, all options to purchase the Company’s common stock were included in the computation of diluted earnings per share. For the years ended December 31, 2007 and 2006, options to purchase 2,141 shares and 6,554 shares, respectively, of common stock were excluded from the computation of diluted earnings per share, as the effect would have been anti-dilutive. For the years ended December 31, 2008, 2007 and 2006, all warrants to purchase shares of the Company’s common stock and all restricted shares of common stock were included in the computation of diluted earnings per share.
10. Equity Investments
          The Company’s investments in its subsidiaries were composed exclusively of investments in the unconsolidated subsidiaries of BRC of approximately $3.3 million and $2.3 million as of December 31, 2008 and 2007, respectively.
          The following table sets forth the Company’s share in the earnings (losses) in unconsolidated affiliates for the fiscal years ended December 31, 2008, 2007 and 2006 (in thousands):

	Years Ended December 31,
	2008	2007	2006
Share in earnings of BRC unconsolidated affiliates, net	$454	$416	$685

Write-off investment in Jehin Engineering	$—	$—	$(271)

          BRC uses the equity method of accounting to recognize the investment in the results of its unconsolidated affiliates. The condensed balance sheet for BRC’s unconsolidated affiliates as of December 31, 2008 and 2007 and the statement of operations for the twelve months ended December 31, 2008, 2007 and 2006 are presented below (in thousands):

	December 31,
	2008	2007
	(Unaudited)	(Unaudited)
Current assets	$21,018	$24,907
Non-current assets	5,646	6,603

Total assets	$26,664	$31,510

Current liabilities	$7,645	$12,821
Long-term liabilities	7,852	10,458
Shareholders’ equity	11,167	8,231

Total liabilities and shareholders’ equity	$26,664	$31,510

	Years Ended December 31,
	2008	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$23,181	$24,091	$25,768
Cost of revenue and operating expenses	20,910	21,975	21,513

Operating income	2,271	2,116	4,255
Interest expense, net	(580)	(3)	(253)
Other income (expenses)	(9)	(1,006)	160

Pre-tax income	1,682	1,107	4,162
Income tax expense, net	481	467	1,654

Net income	$1,201	$640	$2,508

          BRC’s share of equity shown above was approximately $3.3 million and $2.3 million at December 31, 2008 and 2007, respectively. The December 31, 2008 and 2007 investment in unconsolidated affiliates balance represents BRC’s investment in MTE. BRC’s investment in WMTM was reduced to a zero balance as of December 31, 2008 and 2007 due to prior losses. BRC’s investment in Jehin was reduced to a zero balance as of December 31, 2008 and 2007 due to the $0.3 million impairment of the Jehin investment recorded in 2006.
          BRC’s share of earnings from its investment in unconsolidated affiliates follows (in thousands):

	Years Ended December 31,
	2008	2007	2006
Income, net-BRC investees	$1,201	$640	$2,508
% equity interest (1)	various	various	various
Share in earnings	742	586	1,191
Other expenses, net	(288)	(170)	(506)

Net income	$454	$416	$685

(1)	Ranges from 13.59% to 50%.
11. Concentrations
          Revenue
          The Company routinely sells products to a broad base of domestic and international customers, which includes distributors and original equipment manufacturers. Based on the nature of these customers, credit is generally granted without collateral being required.
          In 2008, one customer represented 10.7% of the consolidated sales. In 2007 and 2006, no customer represented more than 10% of consolidated sales.

          Accounts Receivable
          At December 31, 2008, two customers represented 15.2% and 14.8%, respectively, of the consolidated accounts receivable. At December 31, 2007, no customer represented more than 10% of the consolidated accounts receivable.
          Purchases
          During 2008, no suppliers represented more than 10% of the consolidated purchases of raw materials and services. During 2007 and 2006, Power Solutions, Inc. constituted approximately 10.4%, and 11.8%, respectively, of consolidated purchases of raw materials and services. In 2008, 2007, and 2006, ten suppliers accounted for approximately 34.6%, 36.9%, and 38.2% of consolidated purchases of raw materials and services.
          Cash
          Operating cash balances held at non-U.S. banks representing 90.1% of the Company’s consolidated cash and cash equivalents at December 31, 2008 are not federally insured.
12. Business Segment and Geographic Information
          Business Segments. The Company’s management believes that the Company operates in two business segments, IMPCO operations and BRC operations. Under the Company’s system of reporting operations, IMPCO operations manufactures and sells products for use primarily in the industrial market through its U.S. and foreign facilities and distribution channels, including complete certified engines, fuel systems, parts and conversion systems, for applications in the transportation, material handling, stationary and portable power generator and general industrial markets. BRC operations manufactures and sells products for use primarily in the transportation market through its foreign facilities and distribution channels. Corporate expenses consist of general and administrative expenses at the Fuel Systems corporate level. Intercompany sales between IMPCO operations and BRC operations have been eliminated in the results reported.
          The Company evaluates performance based on profit or loss from operations before interest and income taxes. The accounting policies of the reportable segments are the same as those described in the Summary of Significant Accounting Policies.
          In an effort to more appropriately align the structure and business activities within Fuel Systems into two operating segments, on July 17, 2008, IMPCO sold its subsidiary, IMPCO Australia, to BRC. Consolidated results for the Company were not impacted, but the Company began reporting IMPCO Australia with its BRC operations segment in the third quarter of 2008. For comparison purposes, the previously reported financial information by business segment includes reclassification of IMPCO Australia’s operations for the years ended December 31, 2008, 2007, and 2006, respectively, within BRC operations.
          Financial Information by Business Segment. Financial information by business segment follows (in thousands):

	Years Ended December 31,
	2008	2007	2006
Revenue:
IMPCO Operations	$91,359	$109,002	$95,012
BRC Operations (1)	291,338	156,329	125,804

Total	$382,697	$265,331	$220,816

	Years Ended December 31,
	2008	2007	2006
Operating Income (Loss):
IMPCO Operations	$4,120	$13,506	$10,931
BRC Operations (1)	49,767	17,871	17,300
Corporate Expenses (2)	(7,788)	(12,098)	(8,196)

Total	$46,099	$19,279	$20,035

(1)	Results for IMPCO Australia have been reclassified from IMPCO operations to BRC operations for all periods for comparability purposes.

(2)	Represents corporate expense not allocated to either of the business segments.

	As of December 31,
	2008	2007
Total Assets:
IMPCO Operations (1)	$37,816	$58,690
BRC Operations	252,732	203,270
Corporate (1) (2)	115,128	111,940
Eliminations	(118,349)	(126,530)

Total	$287,327	$247,370

(1)	Company reporting systems have been revised in 2008 to separately capture information for the IMPCO and Corporate reporting segments. 2007 information has been recast accordingly.

(2)	Represents corporate balances not allocated to either of the business segments.

	Years Ended December 31,
	2008	2007	2006
Capital Expenditures:
IMPCO Operations (1) (3)	$1,551	$1,076	$4,691
BRC Operations (2)	9,202	5,053	5,350
Corporate (3)	2	61	34

Total	$10,755	$6,190	$10,075

(1)	Includes $0.1 million and $0.2 million of capital leases in 2007 and 2006, respectively.

(2)	Includes $0.1 million, $0.1 million, and $0.1 million of capital leases in 2008, 2007 and 2006, respectively.

(3)	Company reporting systems have been revised in 2008 to separately capture information for the IMPCO and Corporate reporting segments. 2007 and 2006 information has been recast accordingly.
          Revenue by Application. The Company’s product revenue by application across all business segments follows (in thousands):

	Years Ended December 31,
	2008	2007	2006
Revenue:
Transportation	$302,750	$169,454	$135,850
Industrial	79,947	95,877	84,966

Total	$382,697	$265,331	$220,816

          Geographic Information. The Company’s geographic information for revenue to unaffiliated customers and long-lived assets is shown below. The basis for determining revenue is the geographic location of the customer. Long-lived assets represent long-term tangible and intangible assets that are physically located in the region as indicated (in thousands):

	Years Ended December 31,
	2008	2007	2006
Revenue:
North America (1)	$50,763	$61,225	$49,586
Europe:
Italy	127,530	54,069	52,222
All other (2)	135,762	95,410	66,804
Asia & Pacific Rim (2)	57,529	45,960	41,967
Latin America (2)	11,113	8,667	10,237

Total	$382,697	$265,331	$220,816

(1)	Revenue for countries outside the United States represent less than 1% of total consolidated revenue.

(2)	No one country represents more than 10% of total consolidated revenue.

	As of December 31,
	2008	2007
Long-Lived Assets:
North America	$9,639	$10,359
Europe	68,543	70,217
Asia & Pacific Rim	806	4,009

Total	$78,988	$84,585

13. Warranties
          Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized. Estimates are based, in part, on historical experience. Changes in the Company’s product warranty liability during the years ended December 31, 2008, 2007 and 2006 are as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006
Warranty reserve for the period ended:
Balance at beginning of period	$2,527	$2,119	$1,605
New warranties issued	4,301	838	882
Warranties settled	(2,604)	(430)	(368)

Balance at end of period	$4,224	$2,527	$2,119

14. Supplementary Cash Flow Information
          Interest and income taxes paid for 2008, 2007 and 2006 are as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006
Interest paid	$995	$1,342	$1,236
Taxes paid (including franchise taxes)	$11,727	$14,091	$12,784
15. Goodwill and Intangibles
          In accordance with SFAS 142, amortization of goodwill is no longer permitted. As required by SFAS 142, the fourth quarter has been established for the annual impairment review of goodwill. The annual reviews performed as of December 31 for each of the years ended 2008, 2007 and 2006 resulted in no impairment to goodwill. However, during the second quarter of 2008, changes in the Australian business climate indicated that the goodwill for IMPCO Australia might be impaired. As a result, in accordance with the provisions of SFAS 142, the Company performed an analysis and recorded an impairment charge of $3.9 million, which was included as a separate component of operating income in the quarter ended June 30, 2008. The fair value analysis for the impairment charge was prepared by management that relied in part on a third party fair market valuation for IMPCO Australia.
          On February 18, 2008, IMPCO Australia purchased the 49% noncontrolling interest of IMPCO Fuel Systems Pty, Ltd (“IFS”), whose results have been fully consolidated with IMPCO Australia, for a purchase price of $0.5 million, based on the exchange rate on February 18, 2008. The purchase price was allocated to the related noncontrolling interest balance included in stockholders’ equity of $0.4 million with the remaining $0.1 million recorded to goodwill. Prior to the purchase of the noncontrolling interest, IMPCO Australia held the 51% controlling interest in IFS, therefore the assets and liabilities of IFS were included in the prior period consolidated balance sheet. The pro forma impact on net income and earnings per share have not been disclosed for the current or comparable prior periods as the amounts were immaterial to the consolidated financial statements as a whole.
          In an effort to more appropriately align the structure and business activities within Fuel Systems into two operating segments, on July 17, 2008, IMPCO sold its subsidiary, IMPCO Australia, to BRC. Consolidated results for the Company are not impacted, however, the Company began reporting IMPCO Australia with its BRC operations segment in the third quarter of 2008. For comparison purposes, the previously reported goodwill balance by reporting unit includes reclassification of IMPCO Australia’s goodwill at December 31, 2007 and 2006, within BRC operations. There was no balance at December 31, 2008 as IMPCO Australia’s goodwill was fully impaired during the second quarter of 2008.
          Identified intangible assets arising from the acquisition of BRC consist of existing technology, customer relationships and trade name. Identified intangible assets arising from the acquisition of Zavoli consist of existing technology, customer relationships, trade name and non-compete agreements. In January 2008, the Company purchased technology and customer relationships from Jehin for $0.2 million (see Note 8). Amortization expense related to existing technology and customer relationships of $2.4 million, $2.0 million and $1.7 million for the years ended December 31, 2008, 2007 and 2006, respectively, is reported as a component of cost of revenue. Amortization expense related to trade name and non-compete agreements for the years ended December 31, 2008, 2007 and 2006 was $0.4 million, $0.2 million and $0.1 million, respectively, and is reported as a separate component of operating expense.
          The changes in the carrying amount of goodwill by reporting unit for the years ended December 31, 2008 and 2007 are as follows (in thousands):

	December 31,	Additions from	Impairment	Currency	December 31,
	2007	purchase accounting	Charges	Translation	2008
IMPCO Operations	$4,843	$—	$—	$(51)	$4,792
BRC Operations	41,643	97	(3,907)	(1,330)	36,503

	$46,486	$97	$(3,907)	$(1,381)	$41,295

	December 31,	Additions from	Impairment	Currency	December 31,
	2006	purchase accounting	Charges	Translation	2007
IMPCO Operations	$4,720	$—	$—	$123	$4,843
BRC Operations	34,830	2,578	—	4,235	41,643

	$39,550	$2,578	$—	$4,358	$46,486

          At December 31, 2008 and 2007, intangible assets consisted of the following (in thousands):

	As of December 31, 2008			As of December 31, 2007
	Gross	Accumulated	Net	Gross	Accumulated	Net
	Book Value	Amortization	Book Value	Book Value	Amortization	Book Value
Existing technology	$10,883	$(5,711)	$5,172	$11,370	$(4,356)	$7,014
Purchased technology	193	(96)	97	—	—	—
Customer relationships	4,677	(1,896)	2,781	4,885	(1,269)	3,616
Trade name	2,031	(641)	1,390	2,122	(474)	1,648
Non-compete agreements	830	(249)	581	868	(87)	781

Total	$18,614	$(8,593)	$10,021	$19,245	$(6,186)	$13,059

          Existing technology, trade name and non-compete agreements are being amortized using the straight line method and customer relationships are being amortized using the accelerated sum-of-the-years digit method. The sum-of-the-years digit method of amortization reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up. Amortization expense related to existing technology and customer relationships is reported as a component of cost of revenue.
          Amortization expense as of December 31, 2008 for the remaining lives of the intangible assets is estimated to be as follows (in thousands):

Amortization
Expense
2009	$2,596
2010	2,424
2011	2,348
2012	1,057
2013	521
Thereafter	1,075

$10,021

16. Accrued Expenses:
          The following table details the components of accrued expenses as of December 31, 2008 and 2007 (in thousands):

	As of December 31,
	2008	2007
Income taxes payable	$13,870	$3,268
Accrued professional fees	170	393
Accrued warranty	4,224	2,527
Accrued sales, property and franchise taxes	317	131
Accrued interest	27	32
Unearned revenue	398	1,581
Accrued payroll obligations	10,883	8,565
Accrued restructuring costs	290	495
Deferred rent liability	524	498
Other	3,509	2,176

	$34,212	$19,666

17. Closure and Liquidation of Operations in Mexico
          In the fourth quarter of 2005, the Company decided to liquidate its Mexico joint venture IBMexicano and agreed with its 50% joint venture partner to wind down that business. The Company continues to sell in the Mexico market through independent distributors. The closure was substantially complete by June 2006. Cash proceeds, or net realizable value, from this closure will be used to settle related party receivables, of which approximately $55,000 remained on the consolidated balance sheet at December 31, 2008.
          The Company plans to close its wholly owned Mexico subsidiary, IMPCO Mexicano, which has not had any substantive operations since its 50% joint venture in IBMexicano was established in December 2004. As a result of the planned closure, in 2006 the Company recorded approximately $1.3 million in additional inventory reserves and allowance for doubtful accounts and related party receivables. Additionally, in 2006, as a result of the planned closure, $0.5 million of cumulative translation adjustments was recorded to other expense in the consolidated statement of operations.
18. Quarterly Results of Operations
          A summary of the unaudited quarterly consolidated results of operations follows (in thousands, except per share amounts). Certain amounts have been reclassified to conform to the annual presentation.

	First Qtr.	Second Qtr.	Third Qtr.		Fourth Qtr.
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	As Adjusted	As Adjusted	As Adjusted		As Adjusted
	(Note 21)	(Note 21)	(Note 21)		(Note 21)
2008
Revenue	$94,600	$98,284	$105,539		$84,274
Cost of revenue	67,116	69,704	74,841		62,399
Gross profit	27,484	28,580	30,698		21,875
Operating expenses	14,092	18,366	12,527		17,553	(b) (d)
Operating income	13,392	10,214	18,171		4,322
Interest expense, net	(192)	(200)	(51)		(71)
Income before extraordinary gain	6,707	5,002	11,381		923	(b) (c) (d)
Net income (e)	6,707	5,002	11,624		923	(b) (c) (d)
Net income attributable to Fuel Systems	6,226	4,608	11,867		641	(b) (c) (d)
Income before extraordinary gain per share attributable to Fuel Systems:
Basic	$0.40	$0.30	$0.73	(a)	$0.04
Diluted	$0.40	$0.29	$0.73	(a)	$0.04
Net income per share attributable to Fuel Systems:
Basic	$0.40	$0.30	$0.75	(a)	$0.04
Diluted	$0.40	$0.29	$0.75	(a)	$0.04

(a)	Includes in the third quarter of 2008, an extraordinary gain of $0.2 million related to the purchase of the 49% noncontrolling interest of IMPCO B.V. from Beru A.G.

(b)	Includes in the fourth quarter of 2008, an adjustment of $1.2 million to increase the reserve against the loan from WMTM, BRC’s 50% owned joint venture, based on payments not being made on past due balances on trade payables to MTM and WMTM’s historical operating results.

(c)	Includes in the fourth quarter of 2008, foreign exchange losses of $1.0 million incurred by the Company’s foreign subsidiaries due to the weakening of their currency against the U.S. dollar.

(d)	Includes in the fourth quarter of 2008, acquisition transaction costs of $0.8 million related to the purchase of Distribuidora Shopping S.A. and Tomasetto Achille S.A.

(e)	Reconciliation of amounts from previously reported amounts:

	First Qtr.	Second Qtr.	Third Qtr.	Fourth Qtr.
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (previously reported)	$6,226	$4,608	$11,867	$641
Add back (deduct): minority interest income (loss)	481	394	(243)	282

Net income (as adjusted)	$6,707	$5,002	$11,624	$923

	First Qtr.	Second Qtr.	Third Qtr.	Fourth Qtr.
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	As Adjusted	As Adjusted	As Adjusted	As Adjusted
	(Note 21)	(Note 21)	(Note 21)	(Note 21)
2007
Revenue	$54,833	$65,552	$65,235	$79,711
Cost of revenue	41,055	51,065	49,530	59,550	(a)(b)
Gross profit	13,778	14,487	15,705	20,161
Operating expenses	10,014	11,388	12,309	11,141	(c)
Operating income	3,764	3,099	3,396	9,020
Interest expense, net	(291)	(201)	(203)	(268)
Net income (d)	1,485	865	181	5,194	(a)(b)(c)
Net income (loss) attributable to Fuel Systems	1,018	395	(359)	4,829	(a)(b)(c)
Net income (loss) per share attributable to Fuel Systems:
Basic	$0.07	$0.03	$(0.02)	$0.31
Diluted	$0.07	$0.03	$(0.02)	$0.31

(a)	Includes in the fourth quarter of 2007, $0.2 million credit related to correction of an accounting error on an iron curtain basis relating to capitalizing certain costs associated with inventory at some of the foreign subsidiaries for 2006 and the first three quarters in 2007 for which the amount net of taxes and noncontrolling interest is $0.1 million. The amount related to 2006 was $0.1 million credit for which the amount net of taxes and noncontrolling interest was $30,000. The amount related to the first quarter of 2007 was $0.3 million credit for which the amount net of taxes and noncontrolling interest was $0.2 million. The amount related to the second quarter of 2007 was $0.1 million expense for which the amount net of taxes and noncontrolling interest was $40,000. The amount related to the third quarter of 2007 was $0.1 million expense for which the amount net of taxes and noncontrolling interest was $50,000.

(b)	Includes in the fourth quarter of 2007, an adjustment of $0.7 million related to the physical inventory observation of two of the Company’s foreign subsidiaries.

(c)	Includes in the fourth quarter of 2007, an adjustment of $0.6 million to increase the reserve against the loan from WMTM, BRC’s 50% owned joint venture, based on payments not being made on past due balances on trade payables to MTM and WMTM’s historical operating results.

(d)	Reconciliation of amounts from previously reported amounts:

	First Qtr.	Second Qtr.	Third Qtr.	Fourth Qtr.
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (previously reported)	$1,018	$395	$(359)	$4,829
Add back (deduct): minority interest income (loss)	467	470	540	365

Net income (as adjusted)	$1,485	$865	$181	$5,194

19. Extraordinary Gain
          On August 1, 2008, IMPCO B.V., IMPCO’s subsidiary in the Netherlands, completed a purchase of the 49% noncontrolling interest of IMPCO BV from Beru AG for approximately $6.1 million, based on the exchange rate of the euro to the U.S. dollar on August 1, 2008. The purchase price was allocated to the related minority interest balance (prior to the adoption of SFAS No. 160 (see Note 21)) and resulted in the step-down of fixed assets value of $0.3 million and extraordinary gain to IMPCO of $0.2 million. Prior to the purchase of the noncontrolling interest, IMPCO held the 51% controlling interest in IMPCO B.V.; therefore, the assets and liabilities of IMPCO B.V. were previously included in the prior period consolidated balance sheet.
20. Subsequent Events
          Acquisition of Distribuidora Shopping S.A. and Tomasetto Achille S.A.
          On January 15, 2009, MTM completed its acquisition of Distribuidora Shopping S.A. and Tomasetto Achille S.A. (collectively, the “Acquired Companies”) from Alessandro Carlo Evi and Susana Iallonardi (collectively, the “Sellers “). The Acquired Companies are headquartered in Argentina and manufacture, import, export and market natural gas kits for vehicles. A portion of the funds that MTM used in the acquisition were provided according to the terms of the financing agreement between MTM and Banca IMI S.p.A. and Intesa SanPaolo S.p.A. dated December 22, 2008 (see Note 3). The Company has elected to expense in 2008 the acquisition transaction costs of approximately $0.8 million incurred through December 31, 2008, since this acquisition will be accounted for under SFAS 141R, which requires the acquisition costs to be expensed.
          The aggregate purchase price for 100% of the equity of the Acquired Companies was $22.0 million in cash, subject to a post-closing adjustment upward by adding to the purchase price the Acquired Companies’ cash and bank account balances at closing and an adjustment downward by subtracting from the purchase price the Acquired Companies’ debt at the closing. At the time of the signing of the Share Purchase Agreement on December 16, 2008, MTM paid the Sellers $2.0 million in cash as a down payment on the purchase price. This down payment is reflected in “Other Assets” at December 31, 2008.

          As part of the closing of this acquisition, the Sellers used $10.0 million of the purchase price they received from the sale of the Acquired Companies to acquire 322,800 shares of Fuel Systems common stock in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, since the issuance did not involve a public offering. Of the 322,800 shares of Fuel Systems common stock issued to Sellers in the private placement, 39,868 shares were issued from treasury stock and 129,120 shares will remain in escrow for up to six years in order to cover unknown or contingent liabilities of the Companies and to satisfy any claims for indemnification that MTM may have against the Sellers during that time. MTM’s losses will not be limited to the value of the escrow shares, but MTM must deplete the escrow shares before seeking any amount in cash from the Sellers.
          In connection with the Company’s acquisition of Distribuidora Shopping and Tomasetto Achille, the Company entered into a new lease agreement and assumed an existing lease agreement. Both lease agreements have lease commitments in the aggregate of $4.9 million from January 2009 through December 2019.
          MTM Loan
On January 22, 2009, IMPCO repaid in full all of the outstanding principal and accrued interest on the amounts it owed to MTM under the intercompany loan originally entered into on December 23, 2004 (see Note 3). The aggregate amount IMPCO paid to retire the MTM Loan was $10.8 million, comprising $10.6 million of principal and $0.2 of accrued and unpaid interest. Since IMPCO has fulfilled its financial obligation under the MTM Loan, the guarantors have cancelled their guarantees and released the Company from its BRC equity interest pledge.
21. Adoption of SFAS No. 160
               Effective January 1, 2009, the Company adopted SFAS 160. SFAS 160 outlines new accounting and reporting requirements for ownership interests in subsidiaries held by parties other than the parent (previously known as minority interest) which requires, among other items: (a) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; (b) the amount of consolidated net income attributable to the parent and the noncontrolling interests be clearly identified and presented on the face of the consolidated statement of income; and (c) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. The presentation and disclosure requirements of SFAS 160 are required to be applied retrospectively for all periods presented. In accordance with SFAS 160, the Company applied the presentation and disclosure requirements retrospectively to comparative financial statements.
               As a result of the adoption, the Company made the following retroactive adjustments: the December 31, 2008 and 2007 noncontrolling interests balances of $2,000 and $6.6 million previously presented in other long-term liabilities have been presented as part of stockholders’ equity. In addition, net income attributable to noncontrolling interest of $0.9 million, $1.8 million and $1.7 million for the years ended December 31, 2008, 2007 and 2006, respectively, has been included in net income so that net income for those years is $24.3 million, $7.7 million and $8.6 million, respectively.